As filed with the Securities and Exchange Commission on August 9, 2000


                                                  Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                              ePHONE Telecom, Inc.
        -----------------------------------------------------------------
        (Exact name of Small Business Issuer as Specified in Its Charter)

            Florida                        7389                    98-0204749
 ----------------------------     ----------------------         --------------
 (State or Other Jurisdiction      (Primary Industrial           (IRS Employer
      of Incorporation or       Classification Code Number)      Identification
          Organization)                                              Number)

                                 ---------------

                                    Suite 100
                              1145 Herndon Parkway
                          Herndon, Virginia 20170-5535

                                 (703) 787-7000
   --------------------------------------------------------------------------
               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              1145 Herndon Parkway
                          Herndon, Virginia 20170-5535
                    ----------------------------------------
                    (Address of Principal Place of Business)

                                    Row Zadeh
                      President and Chief Executive Officer
                              1145 Herndon Parkway
                          Herndon, Virginia 20170-5535
                                 (703) 787-7001
           ---------------------------------------------------------
            (Name, Address, Including Zip Code and Telephone Number,
                    Including Area Code of Agent For Service)

                    Please send copies of communications to:

                             Paul D. Freshour, Esq.
                                 Arnold & Porter
                              555 12th Street, N.W.
                              Washington, DC 20004
                                 (202) 942-5872

            Approximate date of commencement of proposed sale of the
                           securities to the public:

    As soon as possible after this Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                  CALCULATION OF REGISTRATION FEE

--------------------------- ------------------------ ------------------------- ------------------------- -------------------------
  Title of each class of                                 Proposed maximum          Proposed maximum
     securities to be                                   offering price per        aggregate offering            Amount of
        registered          Amount to be registered          share(1)                  price(1)              registration fee
--------------------------- ------------------------ ------------------------- ------------------------- -------------------------
Common Stock, par value     35,984,758                         $1.11                  $39,943,081               $10,545.00
$0.001 per share (2)

--------------------------- ------------------------ ------------------------- ------------------------- -------------------------

         (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

         (2) Of these shares, (i) 13,780,837 are shares to be received by holders of special warrants upon exercise of such special warrants for no additional consideration; (ii) 13,780,837 are shares to be received by holder of purchase warrants (which will be received by holder of the Special Warrants upon exercise of such special warrants); (iii) 1,139,251 are shares to be received by Groomecapital.com, Inc. upon exercise of warrants and options issued to Groome in connection with acting as agent for ePHONE in the sale of the special warrants; (iv) 738,833 are shares to be received by Sobois-Livert Investment Corporation upon exercise of warrants and options issued to Sobois-Livert in connection with a consulting agreement; (v) 345,000 are shares which have been issued to Cornwall Management Ltd. in connection with a consulting agreement;
(vi)  1,350,000 are shares  issued in a Regulation S offering in November  1999;
(vii) 1,350,000 are shares to be issued upon exercise of warrants received by the purchasers of shares in the November 1999 Regulation S offering; and (viii) 3,500,000 are shares to be issued upon exercise of options granted to the founders of ePHONE and related parties on June 7, 1999.

         The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PRELIMINARY PROSPECTUS (Subject to Completion)
August __, 2000

                                  [ePHONE LOGO]

                              ePHONE Telecom, Inc.

                     Common Stock, par value $.001 per share
                           -------------------------
          Investing in our Common Stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 4.
                            -------------------------
    This prospectus relates to the offer and sale by certain selling stockholders of up to 35,984,758 shares of our common stock, par value $.001 per share, that are currently held by the selling stockholders or that the selling stockholders are entitled to receive upon exercise of warrants or options held by the selling stockholders. We issued certain shares of common stock or warrants or options to purchase shares of common stock to the selling stockholders in connection with the following private placements:

o        On March 31, 2000, April 10, 2000 and April 20, 2000 we sold 13,780,837 special warrants to investors outside of the United States pursuant to Regulation S under the Securities Act of 1933, as amended (referred to herein as the Securities Act). Each special warrant was purchased for $1.10, and each special warrant when exercised entitles the holder to one share of common stock for no additional consideration and one purchase warrant to purchase an additional share of common stock for $1.60. Holders of special warrants are entitled to receive up to 13,780,837 shares of common stock in the aggregate upon exercise of the special warrants and up to an additional 13,780,837 shares of common stock in the aggregate upon exercise of the purchase warrants. The purchase warrants expire on March 31, 2002. The holders of the special warrants are offering up to 27,561,674 shares of common stock for resale under this prospectus.

o In connection with the sale of special warrants described above, we granted GroomeCapital.com, Inc., which served as our agent in the sale of the special warrants, pursuant to Regulation S under the Securities Act, warrants to purchase 889,251 shares of common stock at $1.10 per share and 250,000 options to purchase shares of common stock at $0.60 per share. The warrants and options expire on March 31, 2002. Groome is offering up to 1,139,251 shares of common stock for resale under this prospectus.

o Beginning in November 1999 and ending in February, 2000, we sold 1,350,000 "units" for $0.75 a unit to investors outside the United States pursuant to Regulation S under the Securities Act. Each "unit" consisted of one share of our common stock and one warrant to purchase an additional share of common stock at $1.25. These investors currently hold 1,350,000 shares of common stock in the aggregate and are entitled to receive up to 1,350,000 shares of common stock in the aggregate upon exercise of the warrants. These investors are offering 2,700,000 shares of common stock for resale under this prospectus.

o As partial consideration for services rendered under a consulting agreement entered into on May 24, 2000, pursuant to Regulation S under the Securities Act, we granted Sobois-Livert Investment Corporation warrants to purchase 488,833 shares of common stock at $1.10 per share and 250,000 warrants to purchase shares of common stock at $0.60 per share. These warrants expire on May 24, 2002. Sobois-Livert is offering up to 738,833 shares of common stock for resale under this prospectus.

o On May 9, 2000, we granted 345,000 shares of common stock to Cornwall Management Ltd. as partial consideration for services to be rendered under a consulting agreement. These shares were issued to Cornwall pursuant to Section 4(2) of the Securities Act. Cornwall is offering up to 345,000 shares of common stock for resale under this prospectus.


o On June 7, 1999, we granted options to purchase up to 3,500,000 shares of common stock at $0.50 per share to certain persons who were responsible for founding ePHONE and establishing its current business plan. These options were issued pursuant to Section 4(2) of the Securities Act and Rule 701 under the Securities Act. These individuals are offering up to 3,500,000 shares of common stock for resale under this prospectus.

         In connection with any sales pursuant to this prospectus, the selling stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. The selling stockholders may sell any or all of their shares from time to time. See "Plan of Distribution" and "Selling Stockholders".

         Our common stock is currently quoted on the National Association of Securities Dealer Inc.'s (NASD) Over-the-Counter Bulletin Board, referred to herein as the OTC Bulletin Board, under the symbol "EPHO". Prior to June 12, 2000, our outstanding common shares were quoted on the quotation system operated by the National Quotation Bureau Electronic Quotation Service, also known as the Pink Sheets under the symbol "EPHO". On August 8, 2000, the closing sale price of our common stock, as reported on the OTC Bulletin Board, was $1.22 per share.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                August 9, 2000

                                TABLE OF CONTENTS

                                                                        Page

FORWARD-LOOKING STATEMENTS...............................................2
PROSPECTUS SUMMARY.......................................................3
RISK FACTORS.............................................................4
USE OF PROCEEDS.........................................................14
DIVIDEND POLICY.........................................................14
SELLING STOCKHOLDERS....................................................14
PLAN OF DISTRIBUTION....................................................27
MANAGEMENT'S DISCUSSION AND ANALYSIS  OR PLAN OF OPERATION..............29
BUSINESS 32

MANAGEMENT..............................................................45
EXECUTIVE COMPENSATION..................................................47
SECURITY OWNERSHIP OF  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................53
DESCRIPTION OF CAPITAL STOCK............................................55
MARKET FOR COMMON STOCK AND MARKET PRICES...............................55
MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK............................58
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS...........................61
EXPERTS.................................................................61
LEGAL MATTERS...........................................................61
WHERE YOU CAN FIND MORE INFORMATION.....................................61
INDEX TO FINANCIAL STATEMENTS..........................................F-1





         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, the "ePHONE", "we", "us" and "our" refer to ePHONE Telecom, Inc.


                          -----------------------------

         Our principal executive offices are located at 1145 Herndon Parkway, Suite 100, Herndon, VA 20170 and our telephone number is 703/787-7000. Our World Wide Web site address is www.ephonetel.com. The information on our web site is not incorporated by reference into this prospectus.

                           FORWARD-LOOKING STATEMENTS


     Some of the statements under "Risk Factors," "Management's Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements reflect the reasonable judgement of our management with respect to future events and are subject to the risks and uncertainties that could cause actual results to differ materially from those in Forwarding-Looking Statements contained in this prospectus.


     In addition to factors that may be described in this prospectus, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements we make:

o    the rate of expansion of our network and/or customer base

o    inaccuracies in our forecasts of customer or market demand

o    highly competitive market conditions

o    changes  in  or   developments   under  laws,   regulations  and  licensing
     requirements


o    changes in telecommunications and internet related technologies


o    changes in economic conditions in the countries in which we plan to operate

     These factors should not be construed as exhaustive. We will not update or revise any forward-looking statements. See also "Risk Factors" for additional cautionary statements identifying important factors with respect to forward-looking statements contained in this prospectus that could cause actual results to differ materially from results or expectations referred to in the forward-looking statements.

                                 --------------

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us and our financial statements and notes thereto appearing elsewhere in this prospectus.

                                     ePHONE

     Our vision is to become a global telecommunications carrier providing a full complement of telecommunications services, including phone-to-phone one-step dialing, using Voice over Internet Protocol technology, referred to herein as VOIP technology.


     Using a call origination approach that involves our own customer premise equipment that we will provide to our customers, referred to herein as CPE, and a combination of our own dedicated Internet Protocol network (commonly known as an IP network), the public Internet and the public switched telephone network, we believe we can develop the capacity to provide customers high quality voice and fax transmission and other telephony features at prices that are substantially lower than the prices at which customers can obtain these services using existing technologies.

     We believe that the combination of our CPE device (which we plan to make available to qualified customers for free), gateways and guaranteed bandwidth network could represent a significant competitive advantage. Our service will not require two-step dialing or require that the other party have a CPE device. We believe our UUNET IP network should provide the necessary bandwidth to provide the contemplated telecommunications services and enhance the quality of these services when compared to services offered by our competitors using the conventional Internet. Customer testing conducted with potential distributors indicates that the CPE device, working together with the gateways and IP network, represents a very attractive solution.

     Headquarters. Our principal executive offices are located at 1145 Herndon Parkway, Suite 100, Herndon, Virginia 20170, and our telephone number is (703) 787-7000.

                              Selling Stockholders

         Certain stockholders of ePHONE who have purchased or received shares of our common stock or warrants or options to purchase shares of our common stock in private transactions may sell up to 35,984,758 shares of our common stock using this prospectus. Each stockholder offering shares of common stock and the number of such shares being offered by such stockholder pursuant to this prospectus is set forth in "Selling Stockholders." Sales of commons stock by the selling stockholders may be made form time to time in a variety of manners. See "Plan of Distribution."

                                  RISK FACTORS


     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider insignificant may also impair our business operations in the future.


     Our business, financial condition and plan of operations could be materially adversely affected by any of the following risks. The trading price of shares of our common stock could decline due to any of these risks, and you might lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below or elsewhere.

The market for our common stock is limited

     There is currently only a limited trading market for our common stock. ePHONE common stock trades on the OTC Bulletin Board under the symbol "EPHO", which is a limited market in comparison to the NASDAQ National Market, the American Stock Exchange and other national securities exchanges.

     We cannot assure investors that our common stock will ever qualify for inclusion on the NASDAQ National Market or that more than a limited market will ever develop for our common stock.

Penny stock rules limit the liquidity of our common stock


     Our common stock may now and in the future be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended (referred to herein as the Exchange Act). These rules regulate broker-dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.


     In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock. As long as our common stock is subject to the penny stock rules, holders of such ePHONE common stock may find it more difficult to sell their securities.

An investment in ePHONE may be diluted


     Should our stockholders authorize the increase of our authorized number of shares common stock from 50,000,000 to 150,000,000 at our Annual Meeting of Stockholders scheduled to take place on or about August 23, 2000, we may issue a substantial number of shares of our common stock without investor approval. Any such issuance of ePHONE securities in the future could reduce an investor's ownership percentage and voting rights in ePHONE and further dilute the value of his or her investment.

We may be unable to raise the additional capital necessary to continue growing our business

     We will require significant amounts of additional capital to fund:

o    the expansion of our network;

o the acquisition of businesses and investments in joint ventures and strategic alliances; and

o    working capital.


     Implementing the phased build-out of our network will require significant amounts of additional capital not currently accessible to us. We cannot assure you that we will be able to obtain sufficient capital on acceptable terms to fund the full reach of our planned network.

     The exact amount and timing of our future capital requirements will depend upon many factors, including:

o    the cost of developing and expanding our networks and services;

o    the development of new services;

o    our ability to penetrate new markets;

o    regulatory changes;

o    the status of competing services;

o    the  magnitude  of  potential   acquisitions,   investments  and  strategic
     alliances; and

o    our plan of operations.

     We have not been operating very long and have a history of incurring losses which may make it difficult to fund operations

     We have a limited operating history on which you can evaluate our business and prospects, and we have not yet commenced commercial operations in the long distance sector of our business. We have incurred net losses since our inception. In 1999 and the first quarter at 2000, we incurred net losses of approximately $1,591,000 and $711,000, respectively. Our ability to achieve and sustain profitable operations depends on many circumstances, including our ability to establish effective distribution channels, market demand, pricing and competition in the telecommunications industry in the countries where we operate. If we do not achieve and sustain profitability, our ability to respond effectively to market conditions, to make capital expenditures and to take advantage of business opportunities could be negatively affected. In addition, our prospects must be considered in light of the risks encountered by companies like us developing products and services in new and rapidly evolving markets. Our failure to perform in these areas could have a material adverse effect on our business, plan of operations and financial condition.

We may never generate sufficient revenue to attain profitability if our future customers, telecommunications carriers and other communications service providers are reluctant to use our services or do not use our services, including any new services, in sufficient volume


     If the market for Internet telephony and new services does not develop as we expect, or develops more slowly than we expect, our business, financial condition and plan of operations will be materially adversely affected.


     Our future customers may be reluctant to use our services for a number of reasons, including:

o    perceptions that the quality of voice transmitted over the Internet is low;

o    perceptions that Internet telephony is unreliable;

o    lack of acceptance of our business model by customers; and

o our inability to originate and deliver traffic over the Internet easily and with significant cost advantages.

     The growth of our business depends on our distribution channels and partners generating an increased volume of customers with adequate international voice traffic. If the volume of international voice traffic fails to increase, or decreases, and these third-parties do not succeed in their selling activities, our ability to become profitable will be materially adversely affected.

We may face quality and capacity problems over our network upon failures by third parties


     Our business model depends on the availability of the Internet to transmit voice and fax calls, and to provide other value-added services. Third parties also maintain, and in many cases own, the traditional voice networks as well as data networks and other components that comprise the Internet. Some of these third parties are national telephone companies. They may increase their charges for using these lines at any time and decrease our profitability. They may also fail to properly maintain their lines and disrupt our ability to provide service to our customers. Any failure by these third parties to maintain these lines and networks that leads to a material disruption of our ability to complete calls over the Internet could discourage our customers from using our network, which could have the effect of delaying or preventing our ability to become profitable. Our CPE devices, billing system and other components of our technology are provided by third party organizations. Lack of performance or significant price changes by these providers will also lead to a material disruption of our ability to offer our products in an easy, efficient and cost effective manner, which could have the effect of delaying or preventing our ability to become profitable.

We may not be able to succeed in the intensely competitive market for our services

     The market for Internet voice, fax and other value-added services is extremely competitive and will likely become more competitive. Internet protocol and Internet telephony service providers, such as GRIC Communications and ITXC Corp., route traffic to destinations worldwide and compete directly with us, along with Internet telephony service providers, such as Net2Phone. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the Internet telephony market. Many of these companies are larger than we are and have substantially greater managerial and financial resources than we do. Intense competition in our markets can be expected to continue to put downward pressure on prices and adversely affect our profitability. We cannot assure you that we will be able to compete successfully against our competitors and we may lose customers or fail to grow our business as a result of this competition.

Growth of our business depends upon our ability to manage expansion and development effectively

     Our ability to grow effectively will require us to implement and improve our operating, financial and accounting systems and to hire, train and manage new employees. Among other things, the continued expansion and development of our business will also depend upon our ability to:


o    construct our planned Network;


o    secure financing;

o    install telecommunications infrastructure;

o    obtain any required government authorizations;

o    evaluate and penetrate potential new markets;


o    hire enough qualified employees; and


o    build an effective distribution channel.

In addition, we must perform these tasks in a timely manner, at reasonable costs and on satisfactory terms and conditions.

     Our expansion may involve acquiring other companies or assets. These acquisitions could divert our resources and management and require integration with our existing operations. Failure to effectively manage our planned expansion could have a material adverse effect on our business, growth, financial condition and plan of operations and the market price of our common stock. We cannot assure you that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements and emerging industry standards. Even if we are successful, we cannot assure you that our lack of significant experience with respect to a new service or market will not hinder our ability to successfully capitalize on any such opportunity.

We may undertake strategic acquisitions in the future and any difficulties from integrating such acquisitions could damage our ability to attain or maintain profitability

     We may acquire businesses and technologies that complement or augment our existing businesses, services and technologies. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. We may not be able to integrate any acquired business successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which may result in dilution for stockholders and the incurrence of indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully.

If  we  are  not  able  to  keep  up  with  rapid  technological   change  in  a
cost-effective way, the relative quality of our services could suffer

     The technology upon which the services we intend to provide is changing rapidly. Significant technological changes could render the equipment which we use obsolete, and competitors may begin to offer new services that we are unable to offer. We must adapt to our rapidly changing market by continually improving the responsiveness, reliability, services and features of our network and by developing new features and applications to meet customer needs. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, we may not be able to offer competitive services.

Our failure to acquire, integrate and operate new technology could harm our competitive position


     The telecommunications industry is characterized by rapid and significant technological advancements and the related introduction of new products and services. We do not possess significant intellectual property rights with respect to all of the technologies we use and we are dependent on third parties for the development of and access to new technology. The effect of technological changes on our business plan cannot be predicted. In addition, it is impossible for us to predict with any certainty whether demand for VoIP services in our future markets will develop or will prove to be an economical and efficient technology that is capable of attracting customer usage. Failure by us to obtain and adapt to new technology in our future markets could have a material adverse effect on our business and plan of operations.


We face multiple risks associated with the Internet

     As is typical in newer industries, demand and market acceptance remain unknown factors in the provision of Internet-related services. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use. Despite growing interest in the many commercial uses of the Internet, many businesses around the world have been deterred from purchasing Internet-related services. These businesses have been deterred for a number of reasons, including:


o    inconsistent service;

o    lack of cost-effective, high-speed options;

o    limited access points;

o    inability to integrate business applications on the Internet;

o    the need to deal with multiple and frequently incompatible vendors;

o    inadequate protection of information moving across the Internet;

o    a lack of tools to simplify Internet access and use.


     Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, constrain development of the Internet to the extent that users experience delays, transmission errors and other difficulties. For example, inadequate transmission infrastructure in developing countries in which we plan to operate (such as an insufficiency of telephone lines for Internet access) could forestall the growth of Internet-related services in that region. Furthermore, in some parts the world, the Internet is not seen as an alternative method of exchanging information or doing business and we cannot guarantee that the Internet will be widely accepted in the region as an alternative means of communicating and conducting business.

    The nature and scope of existing or future laws in various jurisdictions relating to the Internet is uncertain and may take years to resolve. This uncertainty could expose us to substantial liability for which we might not be indemnified. Any new or existing legislation or regulation relating to the Internet could have a material adverse effect on our business, plan of operations and financial condition.

If the Internet infrastructure is not adequately maintained, we may be unable to maintain the quality of our services and provide them in a timely and consistent manner

     Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it and its performance or reliability may decline thereby impairing our ability to complete calls using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Any future outages or delays could adversely affect our ability to complete calls. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular.

We are dependent on key personnel for our future success

     Our success depends to a significant degree on members of our senior management and certain key employees, who generally are not bound by employment contracts with us. Our success also depends in part upon our ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. Competition for qualified employees in the telecommunications industry is intense and, accordingly, we cannot assure you that we will be able to hire or retain necessary personnel.

     In addition, the successful implementation of our network will require us to recruit, hire and retain a significant number of highly skilled employees. There may be a limited supply of qualified personnel in the countries in which we plan development of our operations.

A variety of risks associated with our international operations could materially adversely affect our business

     Because  we  intend  to   provide   substantially   all  of  our   services
internationally, we are subject to additional risks related to operating in foreign countries. These risks include:

o unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or Internet telephony;

o    economic  weakness,   including  inflation,  or  political  instability  in
     particular foreign economies and markets;

o    difficulty in collecting accounts receivable;

o    foreign taxes; and

o foreign currency fluctuations, which could result in increased operating expenses and reduced revenues.

     These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

International governmental regulation and legal uncertainties could limit our ability to provide our services or make them more expensive

     The regulatory treatment of Internet telephony outside of the United States varies widely from country to country. A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. Some countries prohibit, limit or regulate how companies provide Internet telephony. Some countries have indicated they will evaluate proposed Internet telephony service on a case-by-case basis and determine whether to regulate it as a voice service or as another telecommunications service, and in doing so potentially imposing settlement rates on Internet telephony providers. Finally, many countries have not yet addressed Internet telephony in their legislation or regulations. Increased regulation of the Internet and/or Internet telephony providers, or the prohibition of Internet telephony in one or more countries, could limit our ability to provide our services or make them more expensive.


     In addition, as we make our services available in foreign countries, and as we work to enable sales by our customers to end-users in foreign countries, such countries may claim that we are required to qualify to do business in that particular country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business in that foreign country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could seriously restrict our ability to provide services in such jurisdiction, or limit our ability to enforce contracts in that jurisdiction. Our customers also currently are, or in the future may become, subject to these same requirements. We cannot assure you that our customers are currently in compliance with any such requirements or that they will be able to continue to comply with any such requirements. The failure of our customers to comply with applicable laws and regulations could prevent us from being able to conduct business with them. Additionally, it is possible that laws may be applied by the United States and/or other countries to transport services provided over the Internet, including laws governing:


o    sales and other taxes;

o    user privacy;

o    pricing controls;

o    characteristics and quality of products and services;

o    consumer protection;

o cross-border commerce, including laws that would impose tariffs, duties and other import restrictions;

o    copyright, trademark and patent infringement; and

o claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations.

     If foreign governments or other bodies begin to regulate or prohibit Internet telephony, this regulation could have a material adverse effect on our ability to attain or maintain profitability.

We do not intend to pay dividends on our common stock

     We have never paid dividends on our common stock and do not currently intend to pay cash dividends on our common stock. Any future decisions as to the payment of dividends will be at the discretion of our Board of Directors, subject to applicable law.

See "Dividend Policy."


Internet-related stock prices are especially volatile and this volatility may depress our stock price

     The stock market has from time to time experienced significant price and volume fluctuations which have particularly affected the market prices of the stocks of high technology and Internet-related companies, including companies like us, and which may be unrelated or disproportionate to the operating performance of particular companies. Factors such as quarterly variations in actual or anticipated operating results, changes in earnings estimates by analysts, market conditions in the industry, analysts' reports, announcements by competitors, regulatory actions or other events or factors, including the risk factors described in this registration statement and general economic conditions may have a significant effect on the market price of our common stock. This broad market and industry volatility may reduce the value of our common stock, regardless of our operating performance. Due to this volatility, the value of our common stock could significantly decrease.

Our success and competitive position depends on our ability to protect our proprietary technology

     Our success depends, in part, upon our intellectual property rights. To date, we have relied primarily on a combination of trade secret, trademark and copyright laws, and non-disclosure and other contractual restrictions on copying and distribution to protect our proprietary technology and our brand names. We have not yet filed any patents related to our technology. Litigation to enforce our intellectual property rights or protect our trade secrets could result in substantial costs and may not be successful. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial conditions. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Our means of protecting our intellectual property rights in the United States or abroad may not be adequate to fully protect our intellectual property rights.

     Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. It may be difficult for us to enforce certain of our intellectual property rights against third parties who may have acquired intellectual property rights by filing unauthorized applications in foreign countries to register the marks that we use because of their familiarity with our worldwide operations. Since Internet-related industries such as ours are exposed to the intellectual property laws of numerous foreign countries and trademark rights are territorial, the enforceability and scope of protection of our intellectual property is uncertain. The unauthorized use of our intellectual property by third parties may damage our brand.

     Defending against intellectual property infringement claims could be expensive and disruptive to our business.

We are subject to claims of intellectual property infringement, which could divert management resources and harm our reputation

     We cannot be certain that our products and services do not or will not infringe upon valid patents, trademarks, copyrights or other intellectual property rights held or claimed by third parties. Third parties may claim that we have infringed their patent, trademark, copyright or other proprietary rights. It is also possible that claims will be made for indemnification resulting from allegations of infringement. Claims like these could divert management's attention, affect our reputation and otherwise harm our business. In addition, intellectual property claims could be asserted against us as a result of the use by us, our customers or other third parties of our products. These claims could include claims by our consultants and employees that intellectual property they developed does not belong to us. Any claims, with or without merit, could be time consuming, costly, cause product shipment delays or require that we enter into royalty or licensing agreements. These licenses might not be available on reasonable terms, or at all. As a result, any claim like this could harm our business. Additionally, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

We rely on thirty-party technologies, and a termination of any of our relationships with third-party vendors could adversely affect our revenues and business

     We rely in part on technology that we license from third parties. We integrate this technology with our own technology in order to provide a complete solution. This technology may contain defects that we cannot control. The loss of any of these technologies could cause delays introducing our products or services until equivalent technology, if available, is identified, licensed and integrated.

Our articles of incorporation provide our officers and directors with certain indemnification.

     Our Articles of Incorporation provide that our directors and officers will not be personally liable to ePHONE or its shareholders for money damages for breach of the fiduciary duty of care as a director or officer. Conversely, directors and officers are liable for:

o    any breach of duty of loyalty to ePHONE or its shareholders,

o facts and omissions not in good faith or those which involve intentional misconduct or a knowing violation of law,

o willful or negligent violation of Florida law with respect to payments of dividends, and

o any transaction from which a director involved derived an improper personal benefit.

     Thus, under certain circumstances, neither ePHONE nor the stockholders would be able to recover damages even if directors take actions that harm ePHONE.

Our stockholders may not approve the proposal to increase our authorized number of shares of common stock

     At our Annual Meeting of Stockholders to be held on August 23, 2000, our stockholders will consider a proposal to increase our number of authorized shares of common stock from 50,000,000 to 150,000,000. There can be no guarantee that such proposal will be approved. If such proposal is not approved by our stockholders, the operation of our business and our financial condition may be materially and adversely effected because we will not be able to:

o Fulfill existing commitments of ePHONE under outstanding options and warrants and other contractual commitments;

o Offer equity compensation necessary to attract and retain qualified employees;

o Offer equity consideration to potential consultants and strategic partners in circumstances where it may be necessary to enter into relationships vital to implementing our business plan; and

o Undertake financings that may be necessary in the future in order to fund implementation of our business plan and future growth.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds directly from the sale of the common stock being offered by the selling stockholders by this prospectus. The selling stockholders will receive all of the direct proceeds from the sale of common stock offered by this prospectus.

     However, if all of the selling stockholders were to exercise all of the warrants and options to purchase shares of common stock they hold, we could receive cash proceeds of up to $27,302,731. Any proceeds we receive from the exercise of warrants or options will be used to fund our business operations, future growth and other general corporate purposes.

                                 DIVIDEND POLICY

     We have not paid any cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future. We plan to retain earnings, if any, for use in the operation of our business and to fund future growth.

                              SELLING STOCKHOLDERS


     The following table sets forth information with respect to the amount of common stock beneficially held by each selling stockholder as of the date of this prospectus and the shares being offered by the selling stockholders. The table indicates the nature of any position, office or other material relationship that the selling stockholder has had within the past three years with ePHONE or any of its predecessors or affiliates. This prospectus relates to the offer and sale of the selling stockholders of up to 35,984,758 shares of common stock, including 20,508,921 shares of common stock issuable upon the exercise of outstanding warrants or options issued by ePHONE. The selling stockholders may offer all or part of the shares of common stock covered by this prospectus. Information with respect to shares owned beneficially after this offering assumes the sale of all of the shares offered and no other purchases or sales of common stock. The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below.

     For purposes of calculating the beneficial ownership percentage of each selling stockholder we have assumed that all special warrants, warrants and options held by such selling stockholder have been exercised and the shares of common stock issuable upon such exercise have been issued to such selling stockholder. All special warrants, warrants and options held by the selling stockholders are exercisable within 60 days of the date of this prospectus.



                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------
Robert G. Clarke               33,334(1)            33,334(2)         1,066,668        2.22%              1,066,668              0
Director and former                              1,000,000(3)
President and CEO
Suite 616
1489 Marine Drive
West vancouver, B.C.
Canada

J. P. Langlais                          0        1,000,000(3)         1,000,000        2.08%              1,000,000              0
Promoter
4840 Acorn Street
Suite 102, Montreal,
P.Q.  H4C 1L6
Canada

Peter Francis                           0          250,000(3)           250,000        0.52%                250,000              0
Former Director
Apt. 3C
Tung Shan Villa
2 Tung Shan Terrace
Stubbs Road
Hong Kong



                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------

Hans van Yzeren                0                250,000(3)           250,000            0.52%            250,000              0
Director
Gorzendreef 12
2360 Oud-Turnhout
Belgium

John G. Fraser            33,334(1)              33,334(2)           316,668            0.66%            316,668              0
Dir. and Exec. Officer                          250,000(3)
104 Elm Avenue
Toronto, Ontario
M4W1P2

Charlie Rodriguez              0                250,000(3)           250,000            0.52%            250,000              0
Former Exec. Officer
1662 W. Petunia Place
Tucson, Arizona
85737

Ben D. Leboe                   0                250,000(3)           250,000            0.52%            250,000              0
Former Exec. Officer
16730 Carrs Landing
Road
Lake Country, B.C.,
V4V 1B2
Canada


Benoit Langlais                0                175,000(3)           175,000            0.36%            175,000              0
Former Exec. Officer
4084 Robert Street
Terre Bonne
P.Q. J6X 2N8
Candada


Nada Guirguis                  0                 50,000(3)            50,000            0.10%             50,000              0
Former Consultant
3710 Saint Hubert
Montreal,
P.Q. H2L 4A2
Canada

Caroline Locher-Lo             0                 25,000(3)            25,000            0.05%             25,000              0
Former Consultant
Suite 1000
355 Burrard Street
Vancouver, B.C.
V6C 2G8



                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------

Pierre Arbour                 92,595(4)              92,595(5)           185,190        3.86%                 185,190              0
3420 Drummond
Montreal, QC
H3G 1Y1

Brouillette Charpentier    1,363,636(4)           1,363,636(5)         2,727,272        5.68%              2,727,272              0
1100 Rene Levesque
Blvd., Suite 1100
Montreal, QC
H3B 5C9

Can-Am Trust Ltd.            361,812(4)             361,812(5)           723,624        1.51%                723,624              0
P.O. Box 185, Kelsick
Building, Plymouth,
British Colony
of Montserrat

Michael Corber               100,000(4)             100,000(5)           200,000        0.42%                200,000              0
2 Place Alexis Nihin,
Suite 2000, Montreal,
QC H3Z 3C2

Eleemosynary                  61,730(4)              61,730(5)           123,460        0.26%                123,460              0
Directions Inc.
300, 417-14th Street,
N.W.
Calgary, AB T2N 2A1

Nick Geer &                   92,600(4)              92,600(5)           185,200        0.39%                185,200              0
Associates Inc.
537 Eastcot Road
West Vancouver, BC
V7S 1E5

Gestion CD Lam Inc.           92,595(4)              92,595(5)           185,190        0.39%                185,190              0
1801 McGill College
Avenue, Suite 1260
Montreal, QC
H3A 2N4

Groome Capital.com           450,000(4)             450,000(5)         2,039,251        4.25%              2,039,251              0
  Inc.                                            1,139,251(6)
1 Place Ville Marie,
Suite 2707
Montreal, QC






                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------
Grovest Investments       92,600(4)             92,600(5)           185,200             0.39%             185,200              0
1 Place Ville Marie,
Suite 2707
Montreal, QC

Kinked Investments     2,054,545(4)          2,054,545(5)         4,109,090             8.56%           4,109,090              0
Limited
Bolam House, King &
George Streets
P.O. Box CB il, 343,
Nassau Bahamas

MDL Investments          658,182(4)            658,182(5)         1,316,364             2.74%           1,316,364              0
999 de Maisonneuve
West, Suite 1775
Montreal, QC,
H3A 3L4

Fraser D. Latta          185,190(4)            185,190(5)           370,380             0.77%             370,380              0
75 The Bridle Path
North York, ON
M3B 2B2

Richard Leroux           100,000(4)            100,000(5)           200,000             0.42%             200,000              0
5115 De l'Assumption
Montreal, QC
H1T 4B2

Roland Michaud           100,000(4)            100,000(5)           200,000             0.42%             200,000              0
2490 De Lotbiniere
La Val, QC H7E 5B4

John Viron                92,600(4)             92,600(5)           185,200             0.39%             185,200              0
1161 Rue Jose
La Val, QC H7Y 1E7

9084-8953 Quebec         672,727(4)            672,727(5)         1,345,454             2.80%           1,345,454              0
Inc.
625 Roul Rene
Levesque Blvd.
Suite 205
Montreal, QC
H3B 1R2






                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------

80144 Canada Ltd.        100,000(4)            100,000(5)           200,000             0.42%             200,000              0
2 Place Alexis Nihon,
Sutie 1900
Montreal, QC
H3Z 3C2

9060-7177 Quebec         185,190(4)            185,190(5)           370,380             0.77%             370,380              0
Inc. (Cobra Financial
Inc.)
45 des Pionniers,
St. Charles

Pierre Boivin             92,600(4)             92,600(5)           185,200             0.39%             185,200              0
386 Portland, TMR,
PQ H3R 1V5

Beluga N.V.              272,728(4)            272,728(5)           545,456             1.14%             545,456              0
Dreefstraat, 3001
Leuven Belgium

Gordon Haight             92,600(4)             92,600(5)           185,200             0.39%             185,200              0
CP 606, Station B
Montreal, PQ
H3B 3K3

Lazard Lufkin            113,090(4)            113,090(5)           226,180             0.47%             226,180              0
P.O. Box 3321
Road Town, Tortola,
BVI

Ken Nickerson             92,600(4)             92,600(5)           185,200             0.39%             185,200              0
15 Steeplechase Ave.
Aurora, ON
L4G 6W6

Robert Aston              84,000(4)             84,000(5)           168,000             0.35%             168,000              0
258 Mt. Douglas
Circle S.E.
Calgary, AB T2Z 3N9

Normand Balthazard        92,600(4)             92,600(5)           185,200             0.39%             185,200              0
c/o BioCapital
3690 rue de la
Mantagne,
Montreal, PQ
H3G 2A8





                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------

Prameya Chaitanya          60,000(4)             60,000(5)           120,000            0.25%              120,000              0
471 East 11th Avenue
Vancouver, BC

Donald Davis               60,000(4)             60,000(5)           120,000            0.25%              120,000              0
12107 Lake Louise
Way, S.E.
Calgary, AB T2J 2M2

Pierre Desormeau          136,363(4)            136,363(5)           272,726            0.57%              272,726              0
52 Feu-Follet
Morin Heights, PQ
J0R 1H0

Ralph Gerstein            155,000(4)            155,000(5)           310,000            0.65%              310,000              0
4175 St. Catharines St.
West, Suite 1804
Montreal, PQ
H3Z 3C9

Gary Hassard               92,600(4)             92,600(5)           185,200            0.39%              185,200              0
28 York Ridge Rd.
Toronto, ON
M4P 1R7

Bobby John                 92,600(4)             92,600(5)           185,200            0.39%              185,200              0
5 Jewetts Court
Markham, ON
L4S 2W3

Bryan Kerdman              92,600(4)             92,600(5)           185,200            0.39%              185,200              0
37 Rollscourt Dr.
Toronto, ON
M2L 1X6

Edward Mercaldo            92,600(4)             92,600(5)           185,200            0.39%              185,200              0
565 Robin Hood Road
West Vancouver, BC
V7S 1T4






                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------

Joe Neumark (Yorkton      92,600(4)             92,600(5)           185,200             0.39%             185,200              0
Securities)
390 Woodsworth Rd.,#5
North York, ON
M2L 2T9

Joe Neumark (Merrill      92,600(4)             92,600(5)           185,200             0.39%             185,200              0
Lynch)
390 Woodsworth Rd., #5
North York, ON
M2L 2T9

Hasanain Panju           123,464(4)            123,464(5)           246,928             0.51%             246,928              0
1055 Rene Levesque
Blvd. East
Montreal, PQ
H2L 4S5

Geeta Prathipati          92,600(4)             92,600(5)           185,200             0.39%             185,200              0
37 Long Furlong
Rugby, Wales, UK
CV225QT

Fred Purich              100,000(4)            100,000(5)           200,000             0.42%             200,000              0
2917 Linden Drive,
S.W. Calgary
Alberta T3E 6C8

Stephen Sadler           270,000(4)            270,000(5)           540,000             1.13%             540,000              0
14088 Leslie Street
Aurora, ON L4G 7C2

Graham Savage             92,600(4)             92,600(5)           185,200             0.39%             185,200              0
113 Coldstream Ave.
Toronto, ON
M5N 1X7

Heinz W. Siemens          90,000(4)             90,000(5)           180,000             0.38%             180,000              0
#20, 2337 Townlinet
Rd., RR#1
Abbotsford, BC





                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------
Philip Vineberg            92,600(4)             92,600(5)           185,200            0.39%              185,200            0
1501 McGill College
26th Floor
Montreal, PQ
H3A 3N9

Craig Wallace              92,600(4)             92,600(5)           185,200            0.39%              185,200            0
209 St. Leonards
Avenue
Toronto, ON
M4N 1K8

Randy & Cathy             124,000(4)            124,000(5)           248,000            0.52%              248,000            0
Yozipovic
1016 Lake Bonavista
Dr., S.E.
Calgary, AB T2J 0N7

9047-1913 Quebec          105,000(4)            105,000(5)           210,000            0.44%              210,000            0
Inc.
c/o Arvin Thomas
101 Amherst
Beaconsfield, PQ
H9W 5Y7

3050581 Canada Inc.        92,600(4)             92,600(5)           185,200            0.39%              185,200            0
c/o Bruce Cowper
423 Elm Avenue
Westmount, Quebec
H3Y 3H9

Bank Von Ernst et Co.      92,600(4)             92,600(5)           185,200            0.39%              185,200            0
c/o Raymond Steck
6 Straussacher Blatz,
CH 8004
Zurich, Switzerland

Casurina Limited          675,000(4)            675,000(5)         1,350,000            2.81%            1,350,000            0
Partnership
c/o Frank Mersch
200 King Street West
Suite 2004
Toronto, ON
M5H 3T4





                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------

Corporation Financier      92,595(4)             92,595(5)           185,190            0.39%              185,190            0
MSP
c/o Michel St. Pierre
1 Place Ville Marie
Suite 2125
Montreal, PQ
H3B 2C6

Dapsilis Enterprises      159,250(4)            159,250(5)           318,500            0.66%              318,500            0
Inc.
c/o Gordon Echenberg
116 Aberdeen
Westmount, PQ
H3Y 3A7

First Wave                 75,000(4)             75,000(5)           150,000                               150,000            0
c/o DGM Bank &
Trust Inc.
Warrens Great House
Warrens, St. Michael
Barbados, West Indies

Ghazi Ltd.                250,000(4)            250,000(5)           500,000                               500,000            0
c/o Derek Buntain
4th Floor
Jardine House
33 Reid Street
Hamilton HM
Bermuda

Goldberg Management Inc.  239,600(4)            239,600(5)           479,200                               479,200            0
c/o Martin Tremblay
Providence House,
East Hill Street
P.O. Box 55-6827
Nassaue Bahamas

Jefrob Glorich Ltd.        92,600(4)             92,600(5)           185,200                               185,200            0
c/o Richard Cole
228 Forest Hill
Road
Toronto, ON
M5P 2N5






                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------

MDL Investments          454,545(4)            454,545(5)           909,090             1.89%             909,090                0
c/o Murray Lester
999 de Maisonneube
Suite 1775
Montreal,PQ
H3A 3L4

Melbourne Disraeli        92,600(4)             92,600(5)           185,200             0.39%             185,200                0
c/o Michael Vineberg
1501 McGill College
26th Floor
Montreal, PQ
H3A 3N9

MoiMeme Holdings         185,200(4)            185,200(5)           370,400             0.77%             370,400                0
Inc.
c/o Jonathan Wener
200 Peel Street
Suite 900
Montreal, PQ
H3B 2W5

Tamarack North Ltd.       92,600(4)             92,600(5)           185,200             0.39%             185,200                0
c/o Steve Madden
P.O. Box 486
Port Carling, ON

Wu & Wong                 92,600(4)             92,600(5)           185,200             0.39%             185,200                0
Investments
c/o Casey Wu
1023 Old Orchard
Montreal, PQ
H4A 3A3

Canaccord Capital        370,400(4)            370,400(5)           740,800             0.39%             740,800                0
125, rue des
Distributeurs
Val d'Or (Quebec)
J9P 6Y1

National Bank            160,000(4)            160,000(5)           320,000             0.67%             320,000                0
Financial
125, rue des
Distributeurs
Val d'Or, PQ J9P 6Y1




                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------

Jean-Pierre Ayotte        100,000(4)            100,000(5)           200,000            0.42%            200,000              0
72 4th Avenue East
Amos, PQ J9T 1C5

John Quinn                100,000(4)            100,000(5)           200,000            0.42%            200,000              0
51 boul. Mistassine
Mintassini, PQ
G0W 1C0

Roger Couillemette        100,000(4)            100,000(5)           200,000            0.42%            200,000              0
2001 Blvd. J. Jacques
Cossette
CP 280, Val d'Or
PQ J9P 4P3

Vista Capital Corp.       166,666(1)            166,666(2)           333,332            0.69%            333,332              0
Ltd.
Ansbacher (Bahamas)
Limited in Nassau
P.O. Box N-7768

Telecom Ventures          133,333(1)            133,333(2)           266,666            0.56%            266,666              0
S.A.
Ansbacher Bahamas
Limited in Nassau
P.O. Box N-7768

First Atlantic Equities   233,333(1)            233,333(2)           466,666            0.97%            466,666              0
Ltd.
Ansbacher (Bahamas)
Limited in Nassau
P.O. Box N-7768

Miramar Capital           200,000(1)            200,000(2)           400,000            0.83%            400,000              0
Investment Lim.
P.O. Box F-42563
Freeport, Bahamas

Taurus Capital            188,000(1)            188,000(2)           376,000            0.78%            376,000              0
Management Inc.
P.O. Box N596
Nassau, Bahamas

Carlin Investment Inc.     41,333(1)             41,333(2)            82,666            0.17%             82,666              0
P.O. Box F-44959
Freeport, Bahamas





                      Number of Shares of                        Total Number of                    Number of Shares
                       Common Stock, not     Number of Shares       Shares of        Percentage       to be Offered      Number of
                     including Warrants or    Represented by       Common Stock     Beneficially     for the Account   Shares to Be
                     Options, Beneficially Warrants or Options     Beneficially     Owned Before     of the Selling     Owned after
           Name              Owned          Beneficially Owned        Owned           Offering         Stockholder     this Offering
------------------------------------------ --------------------- ----------------- ---------------- ------------------ -------------

Tristar Inc.                 179,333(1)            179,333(2)           358,666         0.75%               358,666                0
Nine Queen's Road
Suite 605-6 Central
Hong Kong

Translink International      108,000(1)            108,000(2)           216,000         0.45%               216,000                0
Limited
48, YbrY#2
92200 Neuilly-sur-Seine
France

Nino Aidi                     33,334(1)             33,334(2)            66,668         0.14%                66,668                0
Cajeme 598 NTE
C.D. Obregon,
Sonora 85010
Mexico

GEETA Trathipaty              92,600(4)             92,600(5)
138613 Canada Inc.           325,000(4)            325,000(5)
Cote Street
Luc, Quebec, H4WIL5

Cornwall Management Ltd.     345,000(7)                                   345,000       0.72%                 345,000              0
P.O. Box N-7768
Ansbacher House
Bank Lane
Nassau, Bahamas

Sobois-Livert Investment                            738,833(8)            738,833       1.54%                 738,833              0
Corporation
10, Chemin DS
Parpatriotes Sud
St. Hilaire, QC
J3H 363
--------------------


(1)  Shares of common stock acquired in the November 1999 Regulation S offering.


(2) Warrants having an exercise price of $1.25 per share acquired in the November 1999 Regulation S offering.


(3) Options to purchase common stock having an exercise price of $0.50 per share granted in July 1999.


(4) Shares of common stock to be received for no additional consideration upon exercise of special warrants acquired in the March and April 2000 Regulation S offering.

(5) Purchase warrants having an exercise price of $1.60 per share to be received upon exercise of special warrants acquired in the March and April 2000 Regulation S offering.

(6) Includes 889,251 broker warrants having an exercise price of $1.10 per share and 250,000 broker options having an exercise price of $0.60 per share granted as partial consideration for services rendered as agent in connection with the March and April 2000 Regulation S offering of special warrants.


(7) Shares of common stock issued as consideration for services rendered under a consulting agreement dated May 9, 2000.

(8) Includes 488,833 warrants having an exercise price of $1.10 per share and 250,000 warrants having an exercise price of $0.60 per share granted as consideration for services rendered under a consulting agreement dated May 24, 2000.

                              PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus are owned by the selling stockholders. As used in the rest of this section of the prospectus, the term "selling stockholders" includes the named selling stockholders and any of their pledgees, donees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer and sell, from time to time, some or all of the shares of common stock registered hereby. We have registered the shares for sale by the selling stockholders so that the shares will be freely tradable by them. Registration of the shares does not mean, however, that the shares necessarily will be offered or sold. We will not receive any proceeds from any offering or sale by the selling stockholders of the shares. We have advised the selling stockholders that Regulation M under the Exchange Act may apply to the activities of the selling stockholders or broker-dealers in connection therewith. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.


     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders from time to time in transactions on the OTC Bulletin Board or otherwise. These sales may be at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The shares may be sold by means of one or more of the following methods:


o in a block trade in which a broker-dealer will attempt to sell a block of shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

o on markets where our common stock is traded or in an exchange distribution in accordance with the rules of the exchange;

o    through broker-dealers, that may act as agents or principals;

o    directly to one or more purchasers;

o    through agents;

o in connection with the loan or pledge of shares to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

o in connection with put or call option transactions, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

o    through  short  sales  of  the  shares  by  the  selling   stockholders  or
     counterparties to those transactions, in privately negotiated transactions; or

o    in any combination of the above.

     In addition, any of the shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The broker-dealer transactions may include:

o purchases of the shares by a broker-dealer as principal and resales of the shares by the broker-dealer for its account pursuant to this prospectus;

o    ordinary brokehage transactions; or

o    transactions in which the broker-dealer solicits purchasers.

     If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of these arrangements.

     The selling stockholders and any broker-dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by the selling stockholders and any commissions received by a broker-dealer or agent, acting in this capacity, may be deemed to be underwriting commissions under the Securities Act. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

    The selling stockholders are not restricted as to the price or prices at which they may sell their shares of common stock. Sales of such shares may have an adverse effect on the market price of the common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the common stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                              OR PLAN OF OPERATION

Overview

     The development of or current business plan was essentially commenced as of November, 1998. From the date of our incorporation until November, 1998 we did no business and made no attempt to develop any business. From November, 1998 until December 31, 1999, we focused our efforts on the review of business opportunities and, ultimately, the development of the business described in this prospectus.

     We were incorporated pursuant to the laws of the State of Florida, effective May 3, 1996, as IRA Fund Brokers Corp., and changed our name to IFB Corp. on April 6, 1998. On March 22, 1999, IFB Corp. changed its name to ePHONE Telecom, Inc.


    We have not commenced our proposed business operations on a commercial basis. Thus, we have not received any revenues from operations since our inception.

    Our vision is to become a global telecommunications carrier providing a full complement of telecommunications services, including phone-to-phone one-step dialing, using Voice over Internet Protocol ("VoIP") technology. Using a call origination approach that involves our own customer premise equipment ("CPE"), and a combination of our own dedicated Internet Protocol ("IP") network, the public Internet and the public switched telephone network ("PSTN"), we plan to develop the capacity to provide voice and fax transmission and other telephony features at high quality and low cost.

    On March 31, 2000, we entered into a Strategic Alliance Agreement and License Agreement with Comdial Corporation ("Comdial") and Array Telecom Corporation ("Array Telecom"), a wholly owed subsidiary of Comdial. In connection with these agreements we acquired certain fixed assets from Array Telecom, with a book value of approximately $443,000 and obtained an exclusive license for all Voice over Internet Protocol technology that has been developed by Array Telecom for a period of five years. This now enables us to produce the initial equipment and technology required to build our network.

Plan of Operation

    Our plan of operation for the next 12 months is to continue to build our network and create a distribution network by entering into partnering relationships that will enable us to offer a variety of services, using a number of different products, to customers ranging from individuals to large corporations. In regards to the establishment of a partner network we are currently in discussions with various organizations in Europe and Southeast Asia to accomplish this. We will be continuing our effort in identifying and attempting to sign contracts with partners who would sell our products and services to the end users. In markets where the association with such partners is not possible or where it takes too long, we will be attempting to hire sales agencies which could sell our products and services in return for a commission.

    Our plan is to identify European markets where deregulation would enable us to apply for and receive operating licenses on a cost-effective basis. As soon as our licensing activity is complete, we plan to begin establishing our points of presence (POP). Our plan would be to install as many POPs as possible pending our ability to acquire the necessary licenses, and our financial ability to fund the necessary equipment and its deployment.


    This plan requires a significant technical integration. Since we are neutral towards the selection of the hardware platform, it is likely that changes to the basic hardware systems deployed will occur continuously, as industry products, capabilities, and protocols evolve. The ongoing requirement to integrate the best products and technology available will require significant technical expertise and management. Even deploying the initial network will require the integration of internet protocol gateway technology, autodialers, embedded customer premises equipment, public switched telephone network access ranging from single analog lines to digital T-1/E-1 lines, IP routers and network interfaces, billing systems, and much more. Integrating this variety of technology is expected to be challenging.


    Our plan is to develop the capability to deliver a range of enhanced services. In addition, our proposed network operations center will require the ability to deploy these services, bill and monitor the services. It is likely that we will need to grow our development team that will build the technology to supply the services that cannot be purchased directly.

    Experts in networking, internet protocol telephony, and network design will be required in order to advise on the design and construction of our network and services. Often, such design involves the technical evaluation of candidate products.

    We have begun the development of our network in Europe. ePHONE, with its future European partners, plans to install and test 30 regional gateways, or our switches, in Europe during the year 2000, 80 gateways in the year 2001 and 190 gateways in the year 2002. These numbers could change due to licensing requirements and our success in recruiting partners.

    So far during fiscal year 2000, we have installed a Holland Regional Node in Rotterdam, and we have installed POP's in Holland and Belgium. We are currently searching for a strategic partner to begin sales of CPE's in Holland and Belgium. We anticipate that we will formalize the necessary strategic partnership and being such sales during the third quarter of 2000. In addition, we are also in the process of searching for a strategic partner to begin the process of establishing our network in France.

    In addition to the above, we are planning to install additional Regional Gateways as well as POPs in Frankfort, Germany and London, England. [Are these established POPs?] Opportunities are being reviewed for Warsaw, Poland and Madrid, this is because we have an opportunity to reach agreements with some potential partners in both countries. We are planning to roll out our services in the above markets before expanding to other cities. If we are however, able to find partners we would like to install more POPs as soon as possible.

    At the same time ePHONE recognizes the need to generate revenues from operations. As regional gateways are tested and become operational, customers will be added through the efforts of our partners.

    We have hired over 20 people since April 1, 2000 and we expect to hire up to thirty additional full-time employees as we roll out our plan of operations in the latter half of 2000 and the first half of 2001. Additional personnel needed would be to expand our resources in the area of software development, system design & configuration, installation, customer support, product marketing and accounting.

Liquidity and Capital Resources

    We have funded our operations through equity financing, and we have had no line of credit or similar credit facility available to us.

    We must rely on our ability to raise money through equity financing to set up our global network, which is the vital part of our business plan. The majority of funds raised will be allocated to the deployment of the technology, operating costs and marketing activities.

    In the first quarter of 2000, we offered special warrants at $1.10 per warrant in a Regulation S private placement. Each special warrant (the "Special Warrant") entitled the holder to receive one share of common stock and one share purchase warrant exercisable at $1.60 within 24 months.

    On April 7, 2000, the closing of the sale of a second portion of the Special Warrants occurred, and on April 20, 2000, the closing of the sale of the final portion of the Special Warrants occurred. The total net proceeds received by ePHONE from the sale of Special Warrants was approximately $12,205,000. The total number of Special Warrants sold by ePHONE was 13,780,837.

    We believe that our cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures until September 2001.

New Accounting Pronouncements.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133. SFAS 133 requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in the other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the derivative's change in fair value will be immediately recognized in earnings. SFAS 133 is effective for our fiscal year ending December 31, 2001. We do not currently hold any derivatives and do not expect this pronouncement to materially impact our results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". The SAB expresses the SEC's views on applying generally accepted accounting principles to revenue recognition in financial statements. We do not expect the application of the SAB to have a material impact on our financial statements, however, certain SEC staff interpretations of the SAB have not been published and may have an effect on the applicability of the SAB in relation to our consolidated financial statements.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transaction Involving Stock Compensation, an Interpretation of APB Opinion No. 25". With the exception of certain provisions that required earlier application, this interpretation is effective for all applicable transactions beginning July 1, 2000. We do not expect that the adoption of this interpretation will have a material impact on our financial statements.

                                    BUSINESS


General

    Our vision is to become a global telecommunications carrier providing a full complement of telecommunications services, including phone-to-phone one-step dialing, using Voice over Internet Protocol ("VoIP") technology. Using a call origination approach that involves customer premise equipment ("CPE"), and a combination of a dedicated Internet Protocol ("IP") network, the public Internet and the public switched telephone network ("PSTN"), we plan to develop the capacity to provide voice and fax transmission and other telephony features at high quality and low cost.

    On March 31, 2000, as previously described, we acquired certain physical assets of Array Telecom and entered into a five year exclusive license to use and develop all of Array Telecom's existing technology and products. Array Telecom had been previously selected as the provider of both the IP gateway and application technology used to operate our switches, as well as the provider of complete CPE-based gateways. By acquiring the rights to Array Telecom's products and technology we obtained the ability to produce ourselves the initial equipment required to build our network. Array Telecom products are built on standard off-the-shelf PC hardware technology. This is significant since alternate PC hardware can be selected in the case where the default hardware platform provided by Array Telecom is not certified for use in a particular environment.

    To date, we have ordered the billing software and server, and the first 3 gateways, to be located respectively in Rotterdam, The Netherlands, Herndon, Virginia, and Hong Kong. We have also ordered hardware for two low-density gateways for testing purposes. We have purchased other servers for our internal use as well as additional hardware for the first 5 POPs that we are deploying in Europe.

    So far during fiscal year 2000, we have installed a Holland Regional Node in Rotterdam, and we have installed POP's in Holland and Belgium. We are currently searching for a strategic partner to begin sales of CPE's in Holland and Belgium. We anticipate that we will formalize the necessary strategic partnership and being such sales during the third quarter of 2000. In addition, we are also in the process of searching for a strategic partner to begin the process of establishing our network in France.


    We believe that the combination of our CPE device, gateways and guaranteed bandwidth network could represent a significant competitive advantage. Our service will not require two-step dialing or require that the other party have a CPE device. We believe our UUNET IP network should provide the necessary bandwidth to provide the contemplated telecommunications services and enhance the quality of these services. Customer testing conducted with potential distributors indicates that the CPE device, working together with the gateways and IP network, is able to produce easy to use long distance service with very good quality of voice. Furthermore, we believe the CPE device can be priced very competitively and the cost of producing the CPE device will go down as our production volume increases. We intend to make the CPE devices available without charge to all qualified customers, which we believe should provide us with a competitive advantage with those customers.

Approach - Network, Services and Access

    We believe the development of IP telephony as a viable technology for providing telecommunications services is significant not only because of the reduction in costs that it allows, but also because of the enhanced services that it facilitates. Unlike legacy telecommunication systems, which are currently used by most providers of telecommunications services, IP telephony systems are open, allowing the integration of numerous services on a single platform.

    We plan to offer a wide range of telecommunications services to end users throughout the world. The fundamental service that we will provide is the ability to reduce telecommunications costs through the use of IP telephony technology. In order to provide such services economically, we will be required to deploy a worldwide IP network that will be used to handle calls. Our network will handle long distance traffic, both for calls between customers using our network, and for calls between our customers and the larger population connected to the public switched telephone network (PSTN).

    We believe companies such as ITXC, iBasis, and Net2Phone have demonstrated the viability of selling long distance telephone service carried using IP telephony technology. However, we plan to offer significantly differentiated products and services. There are two broad categories in which we will innovate to deliver services that are more compelling than the straightforward long distance calling services being offered currently by IP telephony carriers. These categories are:

    Enhanced services. Through integration of IP telephony products based on open standards, as well as through integration of our company-owned technology and expertise with such products, we plan to provide a significantly greater depth of services beyond simple long distance calling, including services such as toll free, remote exchange number, online billing and verification, and others from the flexible switches that will make up our network.

    Access technology. At present, the only means provided by IP telephony carriers to access their networks, is an access number that must be manually dialed. While companies using IP telephony products enjoy one-stage dialing, they are required to deploy their own networks in order to do so, and as a result, can typically only call between areas where they have physical offices. We, in conjunction with our partners, have developed the capacity for several access devices to be used in addition to the normal PSTN-based access methods. These devices should allow us to deliver services targeted specifically at certain sizes of business, in a manner that is effective and efficient both for us and for our customers.

    Our planned approach has three components:

o The use of a high quality IP backbone provided by one of the existing IP carriers to carry our telecommunications traffic and to link nodes in our network.

o    Deliver a range of innovative services using that network.

o Provide a wide range of access devices for interaction with those services, scaling from home users with a single telephone line to corporations with sophisticated PBXs.

    Each one of these three major components of our plan is elaborated upon in the sections that follow. Each section explains the key aspects of the component, the specific capabilities that the component will provide, and the technology that we expect will be involved in creating that component.

    Our Network

    Central to our ability to provide products and services to end-users will be the network that will enable service to be provided. If we are successful in implementing our business plan, our network will be deployed worldwide and will consist of the following main elements:


o The use of a high quality IP backbone provided by one of the existing IP carriers to carry telecommunications traffic and to link nodes in our network.

o Nodes in our network that interface with end-users and provide the actual services we will offer. These nodes will be referred to as company switches.

o    Co-location  of  our  Nodes  in  special   facilities  to  allow  low  cost
     interconnection to a verity of PSTN and IP network providers.


o Our network operations center (NOC). From this centralized point of command, our technical staff will use their best efforts to ensure uninterrupted operation of our network and services. Our NOC will also serve as a collection point for billing information used in invoicing for services rendered.

o    Access devices used by our users to interface with our network.

     Since access devices are a key element of our plan, they will be discussed in a separate section below. The remainder of this section describes each of the other components of our network.

o    Our IP Backbone

     In order to deliver high quality voice services that are comparable to traditional public telephone services, we will require a high quality IP backbone to carry traffic between our switches.

     Because of the necessary level of capital involved, it is not practical for us to deploy our own high quality IP backbone. At the same time, quality requirements dictate that the public Internet cannot be used directly. To address this, we have entered into a relationship with UUNET Technologies Inc. (UUNET) as the backbone provider for our worldwide IP network. UUNET will provide guarantees on the level of performance we require in delivering our services successfully. Because this relationship leverages UUNET's high quality worldwide IP network used in providing UUNET's Internet service, but without using public unmanaged Internet routers to carry traffic, we expect the result to be a dependable level of quality at reasonable cost. We are however not limited to use only UUNET and will have the ability to utilize other more suitable offerings as they become available if we so desire.

     Because of the structure of our switches, it is possible for us to add a dedicated point-to-point connection between two major hubs if the volume of traffic demands greater bandwidth than UUNET is capable of providing. This strategy also should allow us to deploy points of presence (POPs) into areas in which UUNET is not able to provide the requisite level of service.

o    Company Switches

     In each region where we establish a presence, a company switch will be deployed. Each switch will interface to the IP Backbone in order to provide the numerous services that we intend to offer. The key components of each of our switches will be the following:

     Network routers used to connect the switch as a whole to the IP backbone. These routers will allow access to our IP backbone by any device that is part of the company switch. Such devices include gateways, uninterruptible power supplies ("UPSs"), and other sub-components of our switch.

     PSTN/IP gateway that serves as the interface between the local PSTN (or other traditional telecommunications provider) and our IP backbone. This VOIP gateway is the bridge between our network and the existing public telephone network.

     Application servers used to deliver actual services to the end user. Much like a web server, application servers will be used to host the applications that end users interact with. Since VOIP gateways may be embedded devices with limited capabilities in terms of providing sophisticated services, it is necessary to deliver the applications through PC-based application servers.

     Uninterruptible Power Supplies (UPSs). It is intended that company switches will have sufficient UPS capacity to ensure that brownouts and other short-term power disruptions do not affect the operation of our network. In the event of a long-term failure, the UPS will notify our NOC of the failure (described below), so that traffic can be routed around the affected area if necessary.

     We propose to deploy 300 POPs throughout the world over the next three years. These switches will be strategically located and deployed initially to key telecommunications hubs. It is expected that with a relatively small number of company switches in these key areas, we will be able to provide competitive rates worldwide by terminating each call partially over our network, with the final portion of a call occurring on the PSTN.

o    Our Network Operations Center (NOC)

     The NOC will be the centralized command center from which our technical staff will manage the various components of our network, as well as the services being provided. The NOC will be staffed 24 hours a day, 7 days a week. The NOC, which will be connected to our network via a high-speed dedicated IP connection, will provide the following services:

     o Real-time collection of call detail record (CDR) information from all EPHONE switches.

     o Consolidation of all billing information collected by EPHONE switches located throughout the network.

     o Back office functions such as account setup, management, termination, billing.

     o IP network monitoring, to ensure, to the extent possible, that the IP backbone delivers consistently high quality performance and results.

     o Monitoring of each switch in our network to ensure availability. Such monitoring will not be limited to monitoring on the IP network; additional steps may be taken to ensure PSTN availability of a given EPHONE switch.

     o    Deployment of new services to EPHONE switches.

     o    Bandwidth   monitoring  and  planning   activities  to  determine  the
          appropriate timing and structure of improvements to our network infrastructure.

     o Coordination of the deployment of new EPHONE switches, and extensions of our IP backbone to include new regions.


     It is likely that several other services will be required of our NOC with regards to specific services we offer. For example, a toll free service might require the NOC to interface with PSTN providers to ensure the correct toll free setup. The proposed location of the NOC is in the Commonwealth of Virginia.

         Services We Plan To Offer

o    One-Stage Calling

     The fundamental service that we plan to offer through our network is a one-stage calling service. This service will allow businesses and individuals to direct their long-distance traffic via our network. Initially, we plan to provide one-stage calling through access devices such as dialers.

     We believe the one-stage calling service we plan to offer will differ significantly from offerings from other providers. First, by providing a wide range of access devices (described below), we should be able to offer our services to the following markets:

     o Large businesses with pre-existing PBXs, which require many lines of long distance connectivity and have dedicated Internet access;


     o Small and medium businesses that may or may not have a PBX, and may require one to four lines of long distance connectivity; and


     o Small businesses and home offices that require only one or two lines of connectivity, and which may not have Internet access of any sort.

     Secondly, we believe we will be able to offer innovative pricing plans for this product. The one-stage calling service will support multiple pricing models so that different pricing models can be used in different areas, and pricing models can be added later without disrupting existing ones. This allows for one-time promotional offers, better pricing plans for early users of the system.

     Pricing for the one-stage calling plan will be characterized by an ability to offer differentiated pricing for on-net calls (which originate and terminate on our network) and off-net calls (which are originated by our customers but are made to non-company customers). The ability to offer such differentiated pricing plans is an important part of the one-stage calling service.

o    Toll Free


     Toll Free services provided by traditional carriers allow an organization to have calls to its toll free number directed to the service center closest to the person making the call. With such toll free services, the organization is responsible for paying both the fee for having the toll free number and the long distance portion of every call placed to that long distance number.

     With our network nodes located at strategic communication hubs, we believe we will be able to lower the cost of toll free services to the end user. By directing toll free traffic to a customer's toll free number to the nearest company switch, and carrying the long distance portion of the call over our network, the long distance portion of toll free charges will be reduced significantly. By taking advantage of intelligent routing capabilities on company switches, such toll free services can be provided without any additional hardware or infrastructure investments. Calls to a customer's toll free numbers would be recognized by company switches and forwarded directly to the customer office. This routing of calls can additionally be based on time of day, allowing calls at different times to be directed to different service centers.

o    Prepaid Calling Cards

     We believe prepaid calling card services represent a significant opportunity for our network. By leveraging the intelligence in each switch, it is possible for us to offer a full prepaid calling card service, with prepaid calls terminated by our network. Since each company switch is capable of providing interactive voice response ("IVR"), balance announcements, real-time billing with automatic cutoff and other key features, no additional investments are required in order to use our network to provide prepaid calling card services.


o    Customized Online Billing

     Because our network is built on Internet Protocol (IP) technology, it is able to deliver transactional and e-commerce applications identical to those used by Web-based retailers. Since all company switches collect billing information in real-time, with immediate transmission of billing information to the NOC, we will be able to provide online services allowing a customer to review their bills, sign up for new plans and services, or make changes to existing services. The ability to offer up-to-date information at all times is an enhanced service that we believe is not presently offered by existing telecommunications service providers. This service will also provide immediate feedback to end users of the benefits and savings they enjoy through the use of our network.

o    Foreign Exchange Numbers

     We will have switches in a number of key calling areas. This will permit us to obtain, at low cost, local telephone numbers in those areas, and to have those telephone numbers directed at company switches. Because of the intelligent routing capability of company switches, it is then possible to forward calls to these numbers to alternate final destinations. This allows us to offer our customers local telephone numbers in any region covered by our network. For example, we could provide a customer located in Paris with a local telephone number in New York. As with toll free and prepaid calling card services, this can be accomplished without any additional investment in equipment and infrastructure. Furthermore, we can combine this service with the toll free service to offer international customers a North America-wide toll free number that directs calls to their international offices.


     Access Methods

     We believe that another key to the success of our network will be the ability to provide convenient and efficient access to the network. Many IP telephony operators today restrict access to their services to two-stage PSTN access, effectively creating a situation where only certain home consumers will be willing to use their services. In order to target a broader market, we plan to support a range of access methods to the network. The initial access methods are listed below.

o    PSTN Access

     Traditional PSTN access methods, which involve calling an access number and entering information such as a personal identification number and a number to call will be supported by company switches. This access method is widely used, particularly for prepaid calling cards, and requires no investment in order to provide a particular customer with service. Since all company switches will support this capability inherently, there is no cost associated with supporting PSTN access.

o    CPE Gateway - Embedded


     The embedded customer premises equipment (CPE) Gateway model focuses on delivering direct IP-based access to our network, allowing lower costs (since only one company switch is required, instead of two for PSTN access) that can be passed on to the user. The model being used successfully by Net2Phone involves this type of access; however, in the case of Net2Phone, a PC with speakers and a microphone must be used to make a call. By comparison, our embedded CPE gateways will allow one-stage dialing from a traditional analog telephone, or from a PBX, by acting as a trunk line for the outbound PBX.


     Where a customer does not have a PBX, or does not wish to make use of the services of our network from behind a PBX, the customer connects the embedded CPE gateway to the Internet on one side, and to a regular analog telephone on the other. Two versions of Internet connectivity are planned: an Ethernet version, in which the customer makes use of their existing LAN connection to the Internet, and a dialup version, in which the embedded CPE gateway manages a direct connection to the Internet. In the dialup version, the embedded CPE gateway can establish and terminate the connection to the Internet as is required. Furthermore, the embedded CPE gateway allows calls to be received over the Internet from our network, and for those calls to ring the attached phones. This capability allows calls to be received from our other customers or from remote exchange numbers / toll free numbers being provided by our network.

     Where a customer does have a PBX, our embedded CPE gateways integrate on the line side of the PBX, emulating one or more analog trunks. Through least cost routing (LCR) functions and line grouping functions found in all modern PBXs, it is possible for the customer to direct their long distance traffic to our network. In order to do this, the PBX is programmed to route some or all calls to the group of lines attached to the embedded CPE gateway. This configuration also facilitates inbound calls, as the PBX will handle them in the same way as calls received directly over the PSTN.

o    CPE Gateway - Complete

     While significant functionality can be provided by embedded CPE gateways, there are some restrictions to the applications and scale that can be effectively handled with an embedded solution. Typically, embedded gateways do not provide the ability to deploy applications, and as such, all traffic must be routed to alternate locations for services such as IVR and routing. The embedded CPE gateways we selected have these restrictions and are justified given that our goal with the embedded CPE gateways is to have a simple, small, inexpensive solution that does not require significant investment.

     However, some customers are expected to require larger systems, digital connectivity, integrated applications, and other such capabilities. For example, a large corporation with multiple offices may want to use their existing WAN to carry traffic between nodes, but to have all long distance traffic handled by our network. It might additionally want to provide a service to its employees to be able to dial in remotely and originate calls using our network at reduced prices. Such applications demand a complete IP gateway solution. Although complete IP gateway solutions may be available through embedded devices, providing such services normally is challenging for a purely embedded device. To meet the needs of sophisticated customers, we intend to use a combination of embedded technology and PC servers, deployed at the customer site.


     These complete gateways will provide to the customer all of the benefits described for the embedded CPE gateway. In addition, such gateways will be capable of managing restrictions on individual users of the system, and flexible routing, and will support other applications that we may wish to offer customers in the future. Complete EPHONE CPE gateways will be capable of handling up to 120 ports of connectivity to our network, ensuring that the requirements of even the largest customers can be handled successfully.


o    Automated Dialers

     In many cases, the target companies for our network may not even have an IP network connection, nor may they be inclined to obtain one. While such customers can use PSTN access numbers to access the services provided by our network, we will provide automated dialers, also referred to as autodialers, to provide one-stage access to our network and services.


     The autodialer will provide the user with a dial tone, and is preprogrammed with access numbers, user IDs, and other information that is necessary to access our services. During the dialing process, the autodialer will connect to the nearest EPHONE switch and supply the necessary information for the company switch to deliver the desired service to the end user. The autodialer may even be capable of routing around company switches that are experiencing problems, guaranteeing our prospective customer that no service disruption will be possible.


     Since autodialers are relatively inexpensive, this approach allows us to provide the benefits of one-stage access to smaller organizations whose traffic does not justify the cost involved in deploying either an embedded or complete CPE gateway.

Suppliers

    A significant amount of technology will be required to create the network and deliver services to end-users. Although we will need to have the technical expertise to create some systems, our strategy is to partner with other companies that provide the required technology and can meet our requirements. A list of the partners and suppliers that we intend to use are listed as follows.

     Infozech

     Infozech, based in India, provides a billing system for IP gateways. The Infozech system was found to provide sufficient capabilities to meet our requirements. Additionally, Infozech is willing to customize its products to meet specific requirements. The main reason for the selection of Infozech as a provider of billing software is that Infozech has integrated their billing software with Array's Series 3000 products. We do not have an agreement with Infozech and propose to purchase software programs as we need them at prices to be negotiated from time to time.

     TEK DigiTel

     TEK DigiTel has been selected as the manufacturer of embedded CPE gateway devices. TEK DigiTel manufactures a product named the V-Server iGate. This product is a two-port embedded gateway, with support for H.323 and proprietary network protocols. On the telephony side, the TEK DigiTel product supports both analog trunk and analog station interfaces. It also provides two ports (both of which can either be a station port or a trunk port, simply by connecting to the appropriate port). TEK DigiTel indicates that larger capacity boxes are currently being developed and tested.

     For the connection to the IP network, TEK DigiTel provides two options: an Ethernet + ISDN BRI interface which allows the TEK DigiTel box to act as a router of traffic between the Internet and local LAN, as well as a Dual Ethernet version. The V-Server iGate is priced reasonably and provides the capabilities not found in many of the competing products.

     We are currently performing the interoperability and functional testing on the TEK DigiTel V-Server iGate products. The testing revolves around interoperability of the 2 port CPE devices with the Array Telecom gateways, Array Telecom large CPE devices, and with the Infozech billing software. The results of these tests indicate that the above technologies are interoperable with one another, as well as with our billing software. Further testing is underway to verify the ISDN wakeup features described above.


     UUNET Technologies Inc.


     A high quality IP data network is critical for us. We have selected UUNET Technologies as the provider of this IP data network. We intend to install company switches at UUNET facilities around the world. This allows us to rapidly deploy nodes in our network without having to arrange for physical facilities to house the equipment. A 30-port company switch was installed in UUNET's site in Rotterdam, The Netherlands, in February 2000.


     Lampus Inc.

     Lampus, a Korean company, is a manufacturer of automated dialers, that we have selected to supply the dialers used to access our network services. The reason for the selection is that interoperability between Lampus dialers and the Series 3000 software has previously been established. Other Array customers are currently using the Lampus dialers successfully. An adapter-powered model and its configuration are shown below.

     Other Suppliers


     The sections above described the suppliers of key pieces of equipment in our network, but did not deal with commodity items such as monitors, keyboards, etc. However, we expect to use the following additional suppliers. No specific agreements have been negotiated with these suppliers as of yet.

     Cisco Systems - Routers interconnecting company switches and UUNET IP network. This may only be necessary in nodes where co-location is not possible.


     American Power Conversion Corp - Uninterrupted power supply manufacturer.

Competition

     We expect to face competition from larger international telecommunications carriers such as AT&T Corp. and Internet service providers (ISPs) and other Internet companies such as America Online, Inc. and Yahoo, Inc. Many of these potential competitors have substantially greater financial and other resources than we do. In addition, consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry will give rise to significant new competitors.

    For the present, the following are the main competitors known to us:

     The Internet Telephone eXchange Carrier (ITXC)


     ITXC will be a major competitor. ITXC is a clearinghouse for Internet telephony service providers and operates ITXC.net. Since April of 1998, ITXC has been used to provide traditional carriers' international call completion with quality good enough for these carriers to serve their phone-to-phone customers. ITXC has, as of January 2000, reportedly installed 167 POPs in 45 countries and 101 cities. ITXC adds between 5-9 POPs a month.

     iBasis

     iBasis, Inc. was founded in 1996 to provide Internet Protocol (IP) telephony service to telecommunication carriers around the globe. The company has POPs across Asia, Europe, the Middle East, and the Americas. iBasis is in wholesale Internet telephony service.

     Net2Phone

     Net2Phone began as a subsidiary of IDT Corporation and is a provider of voice over public Internet communications services. Net2Phone enables its customers to place telephone calls from their computers, telephones, or fax machines to any telephone or fax machine in the world. By routing calls via the public Internet, Net2Phone enables users to save money on their international phone rates. Net2Phone develops its own Gateway technology for IP voice services offered by the company.

     Recognized as the company who first bridged the Internet with the public switched telephone network, Net2Phone routes millions of minutes monthly over the public Internet. According to a recent study by Frost & Sullivan, Net2Phone leads the Internet telephony services industry with 30% market share.

     Net2Phone's product offerings include PC-to-phone service, IP telephony service for phone or fax and Real-time PC-to-fax solution. Its network currently reaches 30 countries and expects to be operational in 25 additional countries by the end of 2000.

     DeltaThree.com

     Founded in 1996, DeltaThree.com manages a network dedicated to the transmission of voice over IP. Its services include PC-to-phone, unified messaging, global access calling cards, voice greetings accessible from the company's communications portal. Deltathree.com currently operates a network of 37 international POPs. DeltaThree.com is a subsidiary of RSL Communications Ltd., an international facilities-based carrier.

     Deltathree.com operates a managed network. According to Frost & Sullivan's recent study, Deltathree.com routes 17% of all Internet telephony traffic worldwide.

Partnership Program

     A key element in our overall strategy is our Partnership Program. Our Partnership Program is designed to facilitate the rapid deployment and sales of our services with a minimum of capital investment on our part. There are three elements to our Partnership Program:

o    Strategic Partner Program

o    Sales Partner Program

o    Technical Partner Program

     Each one of these three programs is described in the sections below. The consolidation of these programs makes up our overall Partnership Program.

     Strategic Partner Program


     The distribution partner program focuses on the rapid deployment of our network. The program is designed to allow interested parties to participate in the deployment of our network by providing capital used to locate an ePHONE switch in a given area (each an "AP Area"). Once that switch is deployed, our Strategic Partner then performs marketing of our services in the AP Area, taking a share of any profits generated by that ePHONE switch.

     The responsibilities of a Strategic Partner are as follows:

     Provide initial capital required in the creation of our POP for the AP Area. Prior to approval, we will determine the viability of the proposed location, and reserve the right to reject any locations that are deemed unsuitable. It is currently estimated that the required capital will be approximately $50,000 per POP.


    Select one or more services we offer and sell those services within the AP Area. We may establish certain requirements on levels of performance, etc, in order for a Strategic Partner to qualify to sell that service.

    The benefits to Strategic Partners are the following:

    We handle the deployment and maintenance of equipment, allowing a Strategic Partner to sell service without being responsible for the deployment and maintenance of the actual equipment used to provide services.

    Receive a percentage of the net operating profit from services sold in the AP Area and from the operation of the switch installed in the AP Area. Because individual Strategic Partners may select various services to sell, the portion of the net operating profit each Strategic Partner will receive will be separately negotiated. It is anticipated that the percentage may be as much as 50% for a Strategic Partner which elects to sell all of the services we offer and reaches the maximum performance levels that may be negotiated with that Strategic Partner.

    The typical profiles of a Strategic Partner are expected to be:

o   Resellers of carriers and existing phone companies

o   ISPs that have either sales forces or advertising programs

o   Sales organizations and network marketing organizations

    Sales Partner Program

    Under this program, we will recruit resellers who will make no capital investment but will specialize in selling service within an existing area where we have deployed a switch. Sales Partners will be required to commit to targets for each of our services that they sell. However, Sales Partners will be paid a commission based on sales.

    Technical Partners

    The CPE model requires that we have a significant number of actual installations (of embedded gateways, complete gateways, or automated dialers). Rather than building a large organization of installers that travel around the world installing such devices, we plan to enlist the services of Technical Partners around the world to deploy our CPE access devices. Technical Partners will be paid a fee based on completing installations of our access devices. Technical Partners may have differing experience (such as having experience with LAN environments, PBXs, or the combination of the two) and as such, compensation arrangements will vary from one technical partner to another.

Government Approvals and Regulations

    We will not attempt to enter into any market, which is subject to regulation, without first determining that we can satisfy the regulatory requirements of operating in such jurisdiction.

    In order to conduct telephony business in the United States, we will have to prepare and file applications and associated tariffs for international and interexchange telecommunications certification before the Federal Communications Commission and State Commissions, respectively. We have requested and received a proposal from a U.S. consulting company, to prepare and file the applications, but have not yet given approval to proceed. We understand that the process will require several months to complete. No specific time frames for securing approvals in any particular jurisdiction have been established.

    Our need for licenses in Europe may depend on whether we operate as a foreign company in those locations or whether we work with licensed local partners, and no specific decisions or arrangements have yet been made in this regard.

Patents, Trademarks and Royalty Agreements


    We do not have any patents, trademarks, licenses or protective agreements, other than the license previously described regarding the products, technology and trademarks of Array Telecom and the licenses we have granted to 7Bridges. We have trademarked our logo in Canada.

Research & Development Activities

    We consider that we have, to date, spent approximately $200,000 on research and development activities related to our business, as previously described. There is no specific allocation of any of those costs to our future customers - although it will be our objective to charge for our products and services in sufficient amounts to enable us to recover our research and development costs.

Employees

    As of June 30, 2000, we had 21 full-time employees in our Herndon, Virginia office, including 8 in Engineering and Development, 4 in Network Operations, 5 in Marketing and 4 in administrative and accounting. In addition, we had 1 part-time employee and 2 individuals providing services to us as independent contractors or consultants. As our business and development efforts expand, additional personnel will be engaged, either as employees or as contract service suppliers.

Legal Proceedings

    We are involved in an arbitration relating to the termination of our former President and Chief Operating Officer, Charles Yang. A breakdown in the relationship between ePHONE and Mr. Yang developed in early 2000 and he ceased providing services to ePHONE on January 31, 2000. Mr. Yang's positions as President and Chief Operating Officer of ePHONE were formally terminated on March 9, 2000. Mr. Yang then gave notice to ePHONE that he required his dispute with ePHONE to be arbitrated. Management does not anticipate that the outcome of such arbitration will have a material impact on earnings or financial position of ePHONE.


    We are not aware of any other legal proceedings to which we are a party.

                                   MANAGEMENT

Directors and Executive Officers


    In accordance with our bylaws, we have six members on our board of directors. Our directors will hold office until the next annual meeting of stockholders and until successors of such directors have been elected and qualified, or until their earlier death, resignation or removal.

    Directors and Officers.

    Our directors and executive officers, their ages and positions held as of June 30, 2000 are listed below. Each director serves until the next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

    Name            Age                            Position Held
    ----            ---                            -------------
Row Zadeh           49       President, Chief Executive Officer; Director
Bahram Ossivand     47       Chief Financial Officer and Secretary; Director
Syd Rahman          48       Vice President, Sales and Marketing
Mark Scott          25       Vice President, Engineering
Robert D. Case      34       Vice President, Network Operations
Hans van Yzeren     52       Director
Robert G. Clarke    55       Director
John G. Fraser      53       Director
Charles Yang        39       Director


    The following describes the business experience during the past five years of ePHONE's Directors and Executive Officers, including for each director, other directorships held in reporting companies.


    Row J. Zadeh. Mr. Zadeh has been President and Chief Executive Officer of ePHONE as well as a member of our board of directors since April 2000. Prior to joining ePHONE, from November 1998 to March 2000, Mr. Zadeh was President and Chief Executive Officer of Array Telecom Corporation, a provider of carrier class voice over internet protocol gateway systems. From 1993 to 1998, Mr. Zadeh was President of I.T.S. Corporation, a provider and implementer of sophisticated voice and data convergence networks. From 1990 to 1993, Mr. Zadeh was the General Manager for Southeast Asia for Northern Telecom (Nortel). Mr. Zadeh has also held executive positions with Unify Corporation of Australasia, a software company, and IBM Corporation. Mr. Zadeh has a Masters in Science from the University of Louisville and a Bachelors of Science from National Northern University of Iran.

    Bahram H. Ossivand. Mr. Ossivand has been Chief Financial Officer of ePHONE as well as a member of our board of directors since April 2000. Prior to joining ePHONE, Mr. Ossivand was Chief Financial Officer and Vice-President of Finance at S.N.E Systems Inc., one of the largest process logic control and systems engineering firms in the United States, where he was responsible for the accounting, administration, human resources and information technology divisions of the company. From 1996 until 1999, Mr. Ossivand held a similar position at Integrated Telecom Services Inc., a voice and data communications company, where he was responsible for the accounting, warehouse, information technology, human resources and customer service departments. Mr. Ossivand holds a Bachelors of Science in Accounting from Tehran University and a Masters in Business Administration from Bellarmine College.

    Syd Rahman. Mr. Rahman has been Vice President of Sales and Marketing since April 2000. Prior to joining ePHONE, Mr. Rahman was Vice President of Sales and Marketing at Array Telecom Corporation, where he was responsible for the company's market planning, market communications, distribution and sales management activities. Previously, Mr. Rahman served as Vice President of Sales and Service Delivery at Network Solutions from June 1998 to October 1999. From 1987 to 1998, Mr. Rahman was employed by AT&T, where he held several different positions, including Client Services Executive and National Account Manager. Mr. Rahman holds an Executive MBA from The George Washington University and B.S. in Industrial Engineering from Northeastern University.

    Mark Scott. Mr. Scott has been Vice President of Engineering since April 2000. Prior to joining ePHONE, Mr. Scott was the System Architect at Array Telecom Corporation, where he was the chief architect and designer of the Array Series 3000 family of Internet telephony gateway products. Prior to co-founding Array Telecom Corporation, Mr. Scott was a software developer at Array Systems Computing, Inc. Mr. Scott has several patents pending in areas of IP Telephony. Mr. Scott has an Honours B.A.Sc. in Computer Engineering from the University of Waterloo.

    Robert D. Case. Mr. Case has been Vice President of Network Operations since June 2000. Prior to joining ePHONE, Mr. Case was Chief Information Officer at The Capital Markets Company. From April 1995 through March 1999, Mr. Case was Director of Internet Systems for Global TeleSystems Group. Mr. Case holds a B.S. in Aerospace Engineering from the University of Virginia.

    Hans van Yzeren. Mr. van Yzeren has been a member of the board of directors since June 1999. From April 1999 to the present, he has been providing services to ePHONE with respect to researching and developing markets in Europe. From 1996 to April 1999, he was employed by Data Services NV, Belgium as a Partner/Managing Director. From 1990 to 1996, he was a Partner/Director at G-Tel Communications S.a.r.l., Luxembourg.

     Robert G. Clarke. Mr. Clarke was appointed Director, President and Chief Executive Officer of ePHONE on June 3, 1999. Effective August 9, 1999, he resigned as President and was appointed Chairman of the Board and deemed a promoter of ePHONE. Mr. Clarke was re-appointed President March 9, 2000. During the last 5 years he has acted an independent business consultant - principally in the area of high tech start-ups - providing advice with respect to public and private financings, creating business plans, assembling management teams and business opportunity assessments. Mr. Clarke holds the degrees of Bachelor of Commerce from Memorial University and Master of Business Administration from the University of Western Ontario.

    John G. Fraser. Mr. Fraser has been a director and Executive Vice-President of ePHONE since June 1999. Prior to joining ePHONE, Mr. Fraser was Vice-Chairman of KPMG Canada, Chartered Accountants. Mr. Fraser held various positions within KPMG Canada from November 1976 until February 1998. Mr. Fraser has a Masters in Business Administration from University of Pittsburgh and a Bachelor of Commerce and Administration from Victoria University, Wellington, New Zealand.

    Charles Yang. Mr. Yang has been a member of the board of directors since August 1999. Mr. Yang was the President and Chief Operating Officer from August 9, 1999 to March 9, 2000, when his executive positions with ePHONE were terminated. For further information regarding ePHONE's relationship with Mr. Yang, see "Certain Relationships and Related Transactions" below.

                             EXECUTIVE COMPENSATION

    During the fiscal year ending December 31, 1999 we paid the following compensation to our Chief Executive Officer and President.

                           SUMMARY COMPENSATION TABLE

                                                                                      Securities Underlying, Stock
           Name and Principal Position                 Year          Compensation                Options
           ---------------------------                 ----          ------------                -------
Robert Clarke, CEO, President                         1999(2)          $  48,000                 1,000,000
Charles Yang, Director,   Former President and        1999(2)          $  55,000                   500,000
COO(1)

    (1) Mr. Yang ceased providing us with services January 31, 2000. Mr. Yang's positions as our President and Chief Operating Officer were formally terminated March 9, 2000. See "Certain Relationships and Related Transactions" below.

    (2) During 1999, certain directors and executive officers were paid $232,000 to perform functions for us on a consulting basis. These officers and directors were paid for their services rendered from time to time on such basis as was negotiated by the Chief Executive Officer, Mr. Clarke. In addition to payments to Messrs. Clarke and Yang, consulting fees were paid to Messrs. John Fraser ($38,000), Hans van Yzeren ($32,000), Charlie Rodriguez ($45,000), and Ben Leboe ($14,000).

    On April 1, 2000, Row J. Zadeh was hired by ePhone to be its President and Chief Executive Officer and elected as a director of ePhone. On July 12, Mr. Zadeh was elected Chairman of the Board of Directors. Mr. Zadeh was formerly President and Chief Executive Officer of Array Telecom Corporation. Mr. Zadeh's current annual salary is $201,000. ePhone also currently reimburses Mr. Zadeh approximately $3,000 per month for the cost of renting a condominium in Herndon, Virginia and pays the premiums on a $2,000,000 term life insurance policy of which Mr. Zadeh is the beneficiary.

     On the date Mr. Zadeh began his employment with ePhone he was granted immediately exercisable options to purchase 1,000,000 shares of common stock at an exercise price of $0.50 per share. On July 12, 2000, in lieu of participation in the rescinded performance share plan, the Board of Directors has agreed to grant Mr. Zadeh additional options to purchase 3,000,000 shares of Common Stock at such time as the stockholders approve an increase in the number of authorized shares of common stock. These options will have an exercise price of $0.50 per share and will vest and become exercisable if Mr. Zadeh continues to be employed by ePHONE on April 1, 2001. In addition, Mr. Zadeh was granted options which vest over a three year period to purchase 272,727 shares of Common Stock at an exercise price of $0.50 per share.

     On April 17, 2000, Bahram H. Ossivand was hired by ePhone to be its Chief Financial Officer and was elected as a director of ePhone. Mr. Ossivand's current annual salary is $150,000. On the date Mr. Ossivand began his employment with ePhone he was granted immediately exercisable options to purchase 500,000 shares of common stock at an exercise price of $0.60 per share. In addition, on July 12, 2000, in lieu of participation in the rescinded performance share plan, the Board of Directors has agreed to grant Mr. Ossivand additional options to purchase 1,000,000 shares of Common Stock at such time as the stockholders approve an increase in the number of authorized shares of common stock. These options will have an exercise price of $0.60 per share and will vest and become exercisable if Mr. Ossivand continues to be employed by ePHONE on April 17, 2001.

Option Grants

    ePHONE granted, effective June 7, 1999, share purchase incentive options to 12 directors, executive officers, non-executive officers and individuals providing services to ePHONE entitling them to purchase up to an aggregate total of 3,500,000 shares of Common Stock exercisable at $0.50 per share on or before June 30, 2002. Charles Yang was granted options on 500,000 shares in the agreement with him described below under "Certain Relationships and Related Transactions". The numbers of shares optioned to each of ePHONE's Directors and Executive Officers is shown above under "Security Ownership of Certain Beneficial Owners and Management".

    For a description of options granted to directors, executive officers and other employees of ePHONE pursuant to the 2000 Long-Term Incentive Plan, see "Long-Term Incentive Plan--Awards Pursuant to the Plan" below.


Long-Term Incentive Plan

    On May 5, 2000, the Board of Directors adopted the 2000 Long-Term Incentive Plan (the "Plan") and reserved 6,000,000 shares of common stock for issuance under the Plan subject to stockholder approval.

    The purpose of the 2000 Long-Term Incentive Plan is to assist us in attracting, retaining and providing incentives to key individuals who serve ePHONE by offering them the opportunity to acquire or increase their proprietary interest in ePHONE and to promote the identification of their interests with those of the stockholders of ePHONE.

    Eligibility; Shares Available for Grants and Awards. The Plan provides for grants and awards of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and incentive shares, referred to herein as the Awards, to officers, key employees, directors, persons hired to be employees of ePHONE and who the Board determines will be officers or key employees upon commencement of employment, and consultants or independent contractors to ePHONE who are determined to render key services. Incentive stock options may not be granted to persons who are not employees of ePHONE.

    Administration. The Plan is administered by the Board which currently is comprised of seven directors, and will be comprised of three directors following the Annual Meeting. Subject to the terms of the Plan, the Board is authorized to determine eligibility, to make Awards, and to otherwise administer the Plan.

    Our Board may terminate the Plan at any time and may amend it in any respect, except that no amendment, alteration or termination of the Plan may be made by the Board without approval of (a) ePHONE's stockholders to the extent stockholder approval of an amendment is required to comply with the requirements of applicable laws or regulations; and (b) each affected participant if such amendment, alteration or termination would impair the rights of a participant under any prior Award. The Plan will terminate on May 5, 2010. The Plan will remain in effect after its termination for the purpose of administering outstanding Awards.

    Limits on Aggregate Awards. The Plan limits the number of shares of Common Stock with respect to which any employee may receive Awards during the term of the Plan to 1,250,000 shares. Under current tax law requirements, to the extent that the aggregate fair market value of stock with respect to which incentive stock options granted under the Plan are exercisable for the first time by an employee during any calendar year exceeds $100,000 (determined at the time of the grant of the option), the option will not be treated as an incentive stock option for federal income tax purposes.

    Stock Options. The Plan authorizes the grant of nonqualified stock options and incentive stock options. The exercise of an option permits the optionee to purchase shares of Common Stock from us at a specified exercise price per share. Options granted under the Plan are exercisable upon such terms and conditions as the Board shall determine.

    The exercise price per share and manner of payment for shares purchased pursuant to options are determined by the Board, subject to the terms of the Plan. The per share exercise price of incentive stock options granted under the Plan may not be less than the fair market value per share of the Common Stock at the time of the grant, except that incentive stock options granted to an employee who is a 10% stockholder (after applying certain stock ownership attribution rules) may not have an exercise price less than 110% of such fair market value.

    The Plan provides that the term during which options granted may be exercised shall be determined by the Board, except that no option may be exercised after ten years (five years in the case of incentive stock options granted to an employee who is a 10% stockholder after applying certain stock ownership attribution rules) following its date of grant.

    Stock Appreciation Rights. The Plan authorizes the Board to grant stock appreciation rights in connection with, and at the same time as, the grant of an option under the Plan or by amendment of an outstanding option granted under the Plan ("related rights"). Stock appreciation rights may also be granted independently of any option granted under the Plan ("nonrelated rights"). Subject to the terms of a particular grant, a stock appreciation right entitles the grantee upon exercise to elect to receive in cash, Common Stock or a combination thereof, the excess of the fair market value of a specified number of shares of Common Stock at the time of exercise over the fair market value of such number of shares of Common Stock at the date of grant, or, in the case of a related right, the exercise price provided in the related option. The period during which a right may be exercised is determined by the Board, but a right may not be exercised after ten years from the date of grant or, in the case of a related right, the expiration of the related option.

    Restricted Stock. Restricted stock awards consist of shares of Common Stock, awarded without payment of cash consideration by the grantee unless otherwise specified in the agreement relating thereto, that are restricted against transfer, subject to forfeiture and subject to such other terms, conditions and restrictions, for such period or periods, as shall be determined by the Board. Such terms may provide, in the discretion of the Board, for the vesting of restricted stock awards to be contingent upon the achievement of one or more performance goals established by the Board and specified in the agreement. The performance goals may be based on earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet, income statement or other financial statement objectives, or any other objective goals established by the Board and specified in the agreement. The goals may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated.

    Restricted stock awarded under the Plan and the right to vote shares of such restricted stock and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered during the restriction period. With the exception of these restrictions upon transfer, the recipient of a restricted stock award has all other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote shares awarded.

    Incentive Shares. Incentive shares awarded under the Plan are contingent awards of shares of Common Stock that may be issued subject to achievement of such performance goals (as described above with respect to restricted stock awards) or other goals and on such other terms and conditions as the Board deems appropriate and specifies in the agreement relating thereto. Unlike in the case of restricted stock, shares of Common Stock would not be issued immediately pursuant to incentive share awards, but instead would be issued upon the achievement or satisfaction of such performance goals or other goals or terms and conditions. Accordingly, a person who has received an award of incentive shares may not vote or receive dividends with respect to the shares of Common Stock subject to the award until such shares are issued upon the achievement or satisfaction of such performance goals or other goals or terms and conditions. The grantee would not have to pay any cash consideration to ePHONE upon the award of incentive shares or upon the issuance of the shares of Common Stock pursuant to the award.

Awards Under Plan

    The Board of Directors has granted a total of 4,000,000 options to purchase shares of Common Stock pursuant to the Plan. Options to purchase 1,247,307 shares of Common Stock have been granted to Mr. Row Zadeh, the President and Chief Executive Officer of ePHONE, options to purchase 748,885 shares of Common Stock have been granted to other executive officers of ePHONE, and options to purchase 2,003,808 shares of Common Stock have been granted to other employees of ePHONE.

                              SECURITY OWNERSHIP OF

                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The  following  table  contains   information  with  respect  to  beneficial
ownership of our outstanding common shares as of June 30, 2000 for:

o each stockholder known to be the beneficial owner of 5% or more of our outstanding common shares;

o   each of our executive officers and directors; and

o   all of our executive officers and directors as a group.

    In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or has the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

     For purposes of calculating these beneficial ownership percentages for each person below we have assumed that all special warrants, warrants and options held by such person, if applicable, have been exercised and the shares of common stock issuable upon such exercise have been issued to such person. All special warrant, warrants and options held by the persons listed below are exercisable within 60 days of the date of this prospectus.

----------------------------------------------------- ------------------------------------- --------------------------
                                                            Number of Common Shares
                                                          Beneficially Owned or Deemed        Percent of Beneficial
Name and Address or Identity of Individual or Group            Beneficially Owned                   Ownership
----------------------------------------------------- ------------------------------------- --------------------------
Robert G. Clarke                                               1,066,668                              2.22%
Suite 616
1489 Marine Drive
West Vancouver, B.C.  Canada


Director and former President and Chief Executive
Officer

----------------------------------------------------- ------------------------------------- --------------------------
Charles Yang (1)                                               -----                                  -----
39767 Paseo Padre Parkway
Suite E, Fremont, California, 94538
Director, Former President and Chief Operating
Officer

----------------------------------------------------- ------------------------------------- --------------------------
Willem Johan Henri ("Hans")                                    250,000                                0.52%
 van Ijzeren
Gorzendreef 12
2360 Oud-Turnhout
Belgium
Director

----------------------------------------------------- ------------------------------------- --------------------------
John Fraser                                                     316,668                                0.66%
104 Elm Avenue
Toronto, Ontario
M4W 1P2

Director and Executive Vice President
----------------------------------------------------- ------------------------------------- --------------------------







----------------------------------------------------- ------------------------------------- --------------------------
                                                            Number of Common Shares
                                                          Beneficially Owned or Deemed        Percent of Beneficial
Name and Address or Identity of Individual or Group            Beneficially Owned                   Ownership
----------------------------------------------------- ------------------------------------- --------------------------


----------------------------------------------------- ------------------------------------- --------------------------
Row J. Zadeh                                                   1,000,000 (2)                           2.04%
Suite 100
1145 Herndon Parkway
Herndon, Virginia 20170
Director, Chief Executive Office
and President
----------------------------------------------------- ------------------------------------- --------------------------
Bahram Ossivand                                                  500,000 (2)                           1.02%
Suite 100
1145 Herndon Parkway
Herndon, Virginia 20170
Chief Financial Officer and Director
----------------------------------------------------- ------------------------------------- --------------------------
Executive Officers and Directors as a group                    3,133,336                               6.33%
of six (6) persons

----------------------------------------------------- ------------------------------------- --------------------------
Americana International Inc.(3)                                2,550,000                               5.31%
Hong Kong
Holder of more than 5%
----------------------------------------------------- ------------------------------------- --------------------------
Brouillette Charpentier                                        2,727,272                               5.68%
1100 Rene Leuesque Blvd.
Suite 1100
Montreal, QC H3B SC9
----------------------------------------------------- ------------------------------------- --------------------------
Kinked Investments Limited                                     4,109,090                               8.56%
Bolam House, King George Streets
Nassau Bahamas
----------------------------------------------------- ------------------------------------- --------------------------

(1) Mr. Yang ceased providing services to ePHONE by January 31, 2000. Mr. Yang's positions as President and Chief Operating Office of ePHONE were formally terminated March 9, 2000. For further information regarding our relationship with Mr. Yang, see "Certain Relationships and Related Transactions".

(2) Options exercisable within 60 days of the date of this prospectus. The shares of common stock issuable upon exercise of these options are not being registered under this prospectus.

(3) Management is advised that the owner of 100% of the issued shares of Americana International Inc. is Gary Kenneth Urwin, Chartered Accountant, of 27 Hamilton Parade, Pymble, Sydney, Australia. Mr. Urwin has no other relationship to us.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Founding Shares


    On May 8, 1996, immediately following our incorporation, we issued 1,000,000 common shares for services rendered to us for a deemed price of $0.001 per share for a total of $1,000. Of these, 975,000 shares were issued to Ira Schwartz, our sole director and officer at that time.


    Charlie Yang

    By an agreement, dated July 8, 1999 and referred to herein as the July agreement, which is now in dispute, we engaged Charles Yang to provide his services on a full-time basis as our President and Chief Operating Officer for a basic term of 4 years. The July agreement provides for the payment to Mr. Yang of a fee of $7,500 per month initially, escalating to $17,500 per month for the period April 1 - June 30, 2000. For the second, third and fourth years of Mr. Yang's engagement, his compensation would be reviewed but would have increased by a minimum of not less than 15% over the amount paid to him in the preceding year.


    The Agreement also provided for Mr. Yang to be granted options and, pursuant thereto, Mr. Yang was granted options to purchase 500,000 common shares of ePHONE exercisable at $0.50 per share, during the term of his tenure. The options vesting on the following schedule:


    o   100,000 shares on execution of the July agreement

    o   200,000 shares on October 1, 1999

    o   200,000 shares on January 1, 2000


    In the July agreement, we also agreed to acquire from Mr. Yang 100% of the issued shares of a company owned by him, General-Tel Inc., in exchange for 1,500,000 shares of our common stock. The July Agreement provides that we must, within 6 months of the closing of the acquisition of General-Tel, raise funding of not less than $1,100,000. If such financing is not raised within the said deadline, Mr. Yang will be entitled to cancel the negotiations or the acquisition agreement and have 100% of the shares of General-Tel transferred back to him. In consideration, he must return 1,350,000 of our shares of common stock. As part of the dispute with Mr. Yang, we will not purchase the shares of General-Tel.


    We have agreed to issue Mr. Yang 2,000,000 shares of common stock. Our Canadian lawyers will hold the certificates for the shares of common stock in escrow, and 25% of such shares - i.e. 500,000 shares - will be released to Mr. Yang upon achieving the performance thresholds of up to $50,000,000 in sales.

    The July agreement required that Mr. Yang bring us the benefit of all negotiations and technical knowledge initiated or held by him to sell hardware or services with respect to a technology referred to as Wireless Local Loop, referred to herein as WLL. We had agreed to issue Mr. Yang 1,000,000 voting common shares if he succeeded in developing an agreement for the sale of WLL to one or more purchasers brought to us - such shares to be issued on the following schedule:

    o 300,000 shares upon completion of negotiation and signing of Memorandum of Understanding with the purchaser of WLL;

    o 300,000 shares upon completion of signing of a formal contract for the sale of WLL;

    o 400,000 shares upon the receipt by us from the sale of WLL of payments and revenues of not less than $500,000.

    Further, Mr. Yang would have received 10% of the gross profits we earned from the sales of WLL.

    Pursuant to the terms of the July agreement, Mr. Yang was also to receive royalties from the sale of our products or services on the following basis:

    o from sales of equipment or services in China, Vietnam or Taiwan, provided our gross profit margin is not less than 20% from such sales, Mr. Yang will be paid 5% of the gross profits from such business; and

    o for countries other than China, Vietnam or Taiwan where we would pay sales commissions to representatives or agents in such other country, Mr. Yang would have been paid monies equal to 1% of the amount of the gross sales revenues from such countries; where sales to China, Vietnam or Taiwan produce gross profits of less than 20% then Mr. Yang would have, in lieu of the aforesaid 5%, receive commissions equal to 1% of the gross sales revenues from such countries.

    A breakdown in the relationship between us and Mr. Yang developed and he ceased providing services to us on January 31, 2000. Mr. Yang's positions as our President and Chief Operating Officer were formally terminated on March 9, 2000. Mr. Yang has given a notice that he requires his dispute with us to be arbitrated. We believe that we have no further liabilities or obligations to Mr. Yang. We believe that the termination of the July agreement with Mr. Yang will not have a material effect on our business.

Loans from Officers


    During 1999 we were advanced approximately $62,000, on an interest free basis, by our former Chief Executive Officer Robert Clarke as funds were needed by us. No formal loan documentation was executed in connection with these advances of funds, Mr. Clarke was not granted any security interest in any of our assets and no date was fixed for the repayment of these advances. These amounts were fully repaid to Mr. Clarke by us prior to December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of 50,000,000 shares of common stock having a par value of $.001 per share. Of the authorized common stock, 35,984,758 shares are being offered under this prospectus. 6,000,000 shares of common stock have been reserved for issuance under the long-term incentive plan. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Florida law.


Common Stock

    Voting Rights. The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any outstanding preferred stock.

    Dividends. Holders of common stock are entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends are payable only out of funds legally available for the payment of dividends. Our board of directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of our business. For a further discussion on dividends see "Dividend Policy" above. Dividends to any holders of common stock are subject to any preferential rights of any outstanding preferred stock.

    Other Rights. Upon a liquidation of our company, holders of the common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of our preferred stock, if any. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.





Anti-Takeover  Effects of Florida  Law and Our  Articles  of  Incorporation  and
Bylaws

    Certain provisions of Florida law, our articles of incorporation and our bylaws summarized below may be deemed to have an anti-takeover effect and may discourage, delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares held by our stockholders.

    Anti-Takeover Provisions of Florida Law. Florida law generally states that shares acquired above specified thresholds will not possess any voting rights unless those voting rights are approved by a majority of a corporation's disinterested stockholders. Florida law also generally requires super majority approval by disinterested stockholders of specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation.

Indemnification and Limitation of Liability

    Our articles of incorporation and our bylaws provide that our directors and officers, and people who exercise the duties of directors or officers, may be indemnified by us to the fullest extent permitted by Florida law against all expenses and liabilities reasonably incurred in connection with service for or on our behalf. We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify such person.

Transfer Agent And Registrar


    Interwest Transfer Company serves as transfer agent and register for our common stock.

                    MARKET FOR COMMON STOCK AND MARKET PRICES


         Since June 12, 2000 and prior to December 15, 1999, our common shares did trade and currently trade on the OTC Bulletin Board - under the symbol "EPHO". From December 15, 1999 until June 11, 2000, our common shares traded on the National Quotation Bureau's Electronic Quotation Service (the "Pink Sheets") under the symbol "EPHO". Shares of our common stock do not trade on any stock exchange or any other market.

         EPHONE's shares were not publicly traded or quoted in 1997 or the first two quarters of 1998. We began trading on the OTC Bulleting Board on May 18, 1998. The following table sets for the closing high and low bid prices of our common stock for the periods indicated as reported by NASDAQ's Trading and Market Services Division. The quotations reflect inter-dealer prices and do not represent retail mark-ups, mark-downs, commissions, and may not reflect active transactions.

                    Year and Quarter   High Bid $   Low Bid $
                    ----------------   ----------   ---------
               1998

                  1st Quarter             N/A         N/A
                  2nd Quarter             N/A         N/A
                  3rd Quarter             $0.50       $0.50
                  4th Quarter             $0.50       $0.50
               1999

                  1st Quarter             $0.63       $0.50
                  2nd Quarter             $2.13       $1.25
                  3rd Quarter             $3.13       $0.75
                  4th Quarter             $1.65       $0.59
               2000

                  1st Quarter             $1.00       $4.00
                  2nd Quarter             $1.09       $2.93

     As of June 30, 2000 there were 32 holders of record of our common stock. One registered holder was the brokers' nominee and clearing house Cede & Co., of New York City, New York, U.S.A. - which was the registered holder of approximately 8,678,000 shares. We have no knowledge of who are the beneficial owners of the shares registered in the name of Cede & Co. or of how many such holders there are.

    We have not paid any cash dividends to date and we do not intend to pay cash dividends. Payment of dividends is solely at the discretion of the Board of Directors. See "Dividend Policy".

              MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX

           CONSIDERATIONS FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

    The following is a general summary of the material United States federal income and estate tax consequences of the purchase, ownership, and sale or other taxable disposition of the common stock by any person or entity (a "non-U.S. Holder") other than:

o   a citizen or resident of the United States;

o a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

o a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as U.S. Person; or

o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

This summary does not address all tax considerations that may be relevant to non-U.S. Holders in light of their particular circumstances or to certain non-U.S. Holders that may be subject to special treatment under United States federal income or estate tax laws. This summary is based upon the Internal Revenue Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of the common stock.

Dividends

    Dividends paid to a non-U.S. Holder of common stock generally will be subject to a withholding of United States federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty unless:

o the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States; or

o if a tax treaty applies, it is attributable to a United States permanent establishment of the non-U.S. Holder,

in which cases the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax." A non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding above.

Sale or Other Disposition of Common Stock

    A non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock unless:

o the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States;

o in the case of a non-U.S. Holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 180 or more days in the taxable year of the sale or other taxable disposition and certain other tests are met;

o   the non-U.S.  Holder is subject to tax pursuant to the  provisions of United
    State  federal   income  tax  law   applicable  to  certain   United  States
    expatriates; or

o ePHONE is or has been during certain periods preceding the sale or other taxable disposition a United States real property holding corporation ("USRPHC") for United States federal income tax purposes and certain other requirements are met. ePHONE currently believes that it is not a USRPHC and anticipates that it will not become a USRPHC.

Estate Tax

    Common stock owned or treated as owned by an individual non-U.S. Holder at the time of death will be includible in the individual's gross estate for United States estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

Backup Withholding and Information Reporting

    Dividends. United States backup withholding tax generally will not apply to dividends paid on the common stock that are subject to the 30 percent or reduced treaty rate of United States withholding tax previously discussed. ePHONE must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. Holder's country of residence.

    Sale or Other Disposition of Common Stock. Upon the sale or other taxable disposition of common stock by a non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of common stock by a non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

    The U.S. Treasury Department has issued regulations generally effective for payments made after December 31, 2000 that will affect the procedures to be followed by a non-U.S. Holder in establishing such holder's status as a non-U.S. Holder for purposes of the withholding, backup withholding and information reporting rules described herein. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the common stock.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     On March 15, 2000 our Board of Directors unanimously approved the change of our independent accountants for the audits of our financial statements for the year ended December 31, 1999 from Barry L. Friedman, P.C. to Grant Thornton LLP, Canadian Member Firm of Grant Thornton International ("Grant Thornton - Canada") and on March 31, 2000, we engaged Grant Thornton - Canada as our independent accountants. Barry L. Friedman, P.C. declined to stand for re-election.

     The report of Grant Thornton - Canada contained no adverse opinions, disclaimer of opinions or qualification or modification as to uncertainty, audit scope or accounting principles. However, such report did contain explanatory paragraphs relating to our ability to continue as a going concern.

     During the year ended December 31, 1999, and the interim period from January 1, 2000 through March 15, 2000, we had no disagreements with Barry L. Friedman, P.C. on any accounting principles or practices, financial statement disclosures or auditing scope or procedure, which, if not resolved to the satisfaction of Barry L. Friedman, P.C. would have caused them to make reference to the subject matter of disagreement in connection with their reports. No event described in paragraph (a)(iv)(A) of Item 304 of Regulation S-B promulgated by the SEC has occurred within our fiscal years ending December 31, 1999, or the period of January 1, 2000 through March 15, 2000.

     We did not consult Barry L. Friedman, P.C. during the fiscal year ended December 31, 1999, and the interim period from January 1, 2000 through March 15, 2000 on any matter which was the subject of any disagreement or any reportable event or on the application of accounting principles to a specified transaction, either completed or proposed.

     On May 5, 2000 our Board of Directors unanimously approved the change of our independent accountants for the audits of our financial statements for the years ended December 31, 2000 from Grant Thornton LLP, Canadian Member Firm of Grant Thornton International ("Grant Thornton - Canada") to Grant Thornton, LLP, U.S. Member Firm of Grant Thornton International ("Grant Thornton LLP") and on May 30, 2000, we engaged Grant Thornton, LLP as our independent accountants. Grant Thornton - Canada declined to stand for re-election.

    The report of Grant Thornton - Canada contained no adverse opinions, disclaimer of opinions or qualification or modification as to uncertainly, audit scope or accounting principles. However, such report did contain explanatory paragraphs relating to our ability to continue as a going concern.

     During the year ended December 31, 1999, and the interim period from January 1, 2000 through May 5, 2000, we had no disagreements with Grant Thornton
- Canada on any accounting principles or practices, financial statement disclosures or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton - Canada would have caused them to make reference to the subject matter of the disagreement in connection with their reports. No event described in paragraph (a)(iv)(A) of Item 304 of Regulation S-B promulgated by the SEC has occurred within our fiscal years ending December 31, 1999, or the period of January 1, 2000 through May 5, 2000.

    We did not consult with Grant Thornton LLP during the fiscal year ended December 31, 1999, and the interim period from January 1, 2000 through May 30, 2000 on any matter which was the subject of any disagreement or any reportable event or on the application of accounting principles to a specified transaction, either completed or proposed.

                                     EXPERTS

     The financial statements as of December 31, 1999 and for the year then ended included in this registration statement and prospectus have been included herein in reliance upon the report of by Grant Thornton LLP, Canadian Member Firm of Grant Thornton International given upon their authority as experts in accounting and auditing.

     The financial statements as of December 31, 1998 and for the for the period from inception to December 31, 1998 included in this registration statement and prospectus have been included herein in reliance on the report of Barry L. Friedman, P.C. given upon his authority as an expert in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of common stock being offered pursuant to this prospectus is being passed on for us by Arnold & Porter, Washington, D.C.

                       WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Act, and, in accordance therewith, files reports and other information with the Commission. These reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    We have filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to ePHONE and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and the schedules filed as part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document to which this prospectus refers are not necessarily complete. Each such statement is qualified in all respects to any underlying contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


Balance sheet - March 31, 2000 and
  December 31, 1999 UNAUDITED.............................................F-1

Statements  of  operations - three months
  ended March 31, 2000 and 1999 and for the period April 30, 1996
  (inception) to March 31, 2000 UNAUDITED.................................F-2

Statements  of cash flows - three  months
  ended March 31, 2000 and 1999 and for the period April 30, 1996
  (inception) to March 31, 2000 UNAUDITED.................................F-3

Notes to financial statements UNAUDITED...................................F-4




Independent Auditor's Report on the Financial Statements..................F-8

Balance Sheet.............................................................F-9

Statement of Operations..................................................F-10

Statement of Cash Flows..................................................F-11

Statement of Stockholders' Equity........................................F-12

Notes to the Financial Statements.................................F-13 - F-18



                              ePhone Telecom, Inc.

                          (A Development Stage Company)

                                 Balance Sheets

                                   (unaudited)

                                                                                     March 31,    December 31,
                                                                                       2000           1999
                                                                                   -----------    -----------
Current Assets:
     Cash and cash equivalents .................................................   $ 3,557,682    $    82,747
     Restricted cash ...........................................................     1,000,120           --
     Equipment purchase advances ...............................................       269,200        269,200
                                                                                   -----------    -----------
          Total Current Assets .................................................     4,827,002        351,947

Property and Equipment .........................................................       571,804        125,474

Other Assets ...................................................................     2,207,440           --
                                                                                   -----------    -----------
                                                                                   $ 7,606,246    $   477,421
                                                                                   ===========    ===========

Liabilities and Stockholders' Equity:

Current Liabilities:
     Accounts payable ..........................................................   $   406,283    $   282,898
     Accrued liabilities .......................................................       574,443        332,000
     Due to related parties ....................................................        96,895         91,995
                                                                                   -----------    -----------
                                                                                     1,077,621        706,893
                                                                                   -----------    -----------
Commitments and Contingencies ..................................................          --             --
                                                                                   -----------    -----------
Stockholders' Equity:
     Common stock, par value $0.001,  50,000,000 shares  authorized,  13,442,400 and 13,170,667 issued and outstanding at March 31, 2000 and
          December 31, 1999, respectively ......................................        13,442         13,171
     Additional paid in capital ................................................     1,625,683      1,375,954

     Special Warrants, net......................................................     7,219,036            --

     Deficit accumulated during the development stage ..........................    (2,329,536)    (1,618,598)
                                                                                   -----------    -----------
                                                                                     6,528,625       (229,473)
                                                                                   -----------    -----------
Total Liabilities and Stockholders' Equity .....................................   $ 7,606,246    $   477,421
                                                                                   ===========    ===========

See accompanying notes to financial statements.


                              ePhone Telecom, Inc.
                          (A Development Stage Company)

                            Statements of Operations

                                   (unaudited)

                                           Three Month Ended         (Inception)
                                               March 31,           April 30, 1996 to
                                          2000           1999        March 31, 2000
                                     ------------    ------------    ------------
Bank Charges .....................   $        596    $       --      $      9,146

Communication ....................          5,821            --            22,446

Consulting Fees ..................         22,025            --           564,650

Depreciation .....................         17,560            --            49,632

Management Services ..............         56,969           6,000         439,969

Market Development ...............        142,080            --           353,958

Office ...........................          3,756              32          44,777

Professional Fees ................         35,608           2,277         131,946

Regulatory Expenses ..............          3,558             742           7,293

Rent .............................           --               791          95,766

Salary ...........................        399,352            --           399,352

Taxes ............................          5,308            --             5,308

Travel ...........................         18,306           2,734         197,295
                                     ------------    ------------    ------------
Net Loss .........................   $   (710,940)   $    (12,575)   $ (2,321,538)
                                     ------------    ------------    ------------

Loss per share - basic and diluted   $       (.05)   $       --
Weighted average number of common
shares outstanding................     13,286,756       5,000,000


=================================================================================

See accompanying notes to financial statements.



                              ePhone Telecom, Inc.

                          (A Development Stage Company)

                            Statements of Cash Flows

                                   (unaudited)


                                                                                                For the
                                                                       Three Months           period from
                                                                          Ended               Inception to
                                                                         March 31,              March 31,
                                                                -----------    -----------    -----------
                                                                    2000           1999          2000
                                                                    ----           ----          ----

Net loss ....................................................   $  (710,940)   $   (12,575)    (2,321,538)
Adjustments to reconcile net loss to net cash flows from
operating activities:
     Depreciation ...........................................        17,560            --          49,632
      Stock issued for services rendered ....................          --              --           1,000
      Stock option benefits charged to operations ...........          --              --         402,125
      Changes in operating assets and liabilities:
     Increase in accounts payable ...........................       123,385         11,752        406,284
     Increase in accrued liabilities ........................       242,444            --         574,444
     Increase due to related parties ........................         4,900            823         96,895
                                                                -----------    -----------    -----------
Net Cash Flows Used in Operating Activities .................   $  (322,651)   $      --         (791,158)
                                                                ===========    ===========    ===========

Cash Flow From Investing Activities:
Purchase of fixed assets ....................................      (463,890)          --         (621,436)
Purchase of array license ...................................    (2,207,440)          --       (2,207,440)
Increase in equipment purchase advances .....................          --             --         (269,200)
Investment at restricted cash ...............................    (1,000,120)          --       (1,000,120)
                                                                -----------    -----------    -----------
Net Cash Flows Used in Investing Activities .................    (3,671,450)          --       (4,098,196)
                                                                ===========    ===========    ===========
Cash Flow From Financing Activities:

     Proceeds from issuance of common stock .................       250,000         10,000      1,228,000
     Proceeds from issuance of special warrants, net ........     7,219,036           --        7,219,036
                                                                -----------    -----------    -----------
Net Cash Flows Provided By Financing Activities .............     7,469,036         10,000      8,447,036
                                                                ===========    ===========    ===========

Net Increase In Cash And Cash ...............................     3,474,935         10,000      3,557,682
     Equivalents

Cash And Cash Equivalents, Beginning of Period ..............        82,747           --             --
                                                                -----------    -----------    -----------
Cash And Cash Equivalents, End Of Period ....................   $ 3,557,682    $    10,000    $ 3,557,682
                                                                ===========    ===========    ===========



See accompanying notes to financial statements.

                              ePhone Telecom, Inc.

                          (A Development Stage Company)

                          Notes to Financial Statements

                                   (unaudited)

1.       Business and Summary of Significant Accounting Policies

ePhone Telecom, Inc., incorporated in 1996 under the laws of the State of Florida, and is traded on the over-the-counter market, on the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc., under the trading symbol "EPHO". As of the date of this report, trading of the stock of the company on the OTC Bulletin Board has been suspended. The Company's common stock is currently traded in the pink sheets. The Company is eligible to have trading resume on the OTC Bulletin Board when it has satisfied certain filing requirements with the Securities and Exchange Commission.

The Company's vision is to become a global telecommunications carrier providing a full complement of telecommunications services, including phone-to-phone one-step dialing, using Voice over Internet Protocol ("VoIP") technology. Using a call origination approach that involves its own Customer Premise Equipment ("CPE"), and a combination of its own dedicated Internet Protocol ("IP") network, the public Internet and the public switched telephone network ("PSTN"), the Company plans to develop the capacity to provide voice and fax transmission and other telephony features at high quality and low cost.

The Company is a development stage company as defined in Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises" and, since its incorporation has engaged in organizational activities and the development of its VoIP technology. The Company has not yet commenced commercial operations and has operated at a net loss each year since inception.

The Company has prepared the accompanying unaudited financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read together with the financial statements and notes in the Company's 1999 Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying financial statements reflect all adjustments and disclosures, which in our opinion are necessary for fair presentation. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results of the entire year.

2.       Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives of 2 to 5 years.

At March 31, 2000 and December 31, 1999, property and equipment consisted of the following:

                                    March 31,  December 31,
                                      2000       1999
                                      ----       ----

Computer equipment ...........   $  19,820    $  19,820
Fuurniture and fixtures ......     222,350         --
Telecommunications equipment .     379,056      137,726
                                 ---------    ---------

                                   621,436      157,546
Less: accumulated depreciation     (49,632)     (32,072)
                                 ---------    ---------

Property and Equipment .......   $ 571,804    $ 125,474
                                 =========    =========


3.       Other Assets

On March 31, 2000, the Company entered into a Strategic Alliance Agreement and a License Agreement with Comdial Corporation ("Comdial") and Array Telecom Corporation ("Array Telecom"), a wholly owned subsidiary of Comdial. In connection with the Agreement and the License, the Company made an initial payment to Comdial of $2,650,000. As part of the Agreement, the Company received the fixed assets of Array Telecom, with a book value of approximately $443,000 and assumed the lease for Array Telecom's Herndon, Virginia facility. The License grants the Company an exclusive license for all Voice over Internet Protocol (VoIP) technology that has been developed by Array Telecom for a period of five years.

The License Agreement requires the Company to pay a further $2,180,000 for the VoIP technology over the next 5 years with minimum payments of $180,000 due in the first year and $500,000 in each of the next four years. Additional royalty payments will be payable to the extent that 2% of gross sales as defined in the Agreement exceed minimum payments for the VoIP technology. As part of the arrangement, the Company also agreed to pay an additional amount of $350,000 to employees of Array Telecom as compensation for benefits forfeited by them as a result of the creation of the Strategic Alliance.

The following is a schedule of future minimum rental payments required under this lease.

                    Year Ending December 31,

                             2000                  168,728
                             2001                  173,790
                             2002                  179,004
                             2003                  184,374
                             2004                   62,061
                                                  ---------
       Total future minimum lease payments         767,957
                                                  =========

4.       Stockholders' Equity

Private Placement

In 1999 the Company offered 1,350,000 units at $0.75 per unit to certain private investors (including some of the directors and officers of the Company) pursuant to an exemption from registration under Regulation S. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at $1.25 per share. As of March 31, 2000, the Company had received payment for all units, totaling 1,350,000 shares for $1,012,500 and payments for warrants for 92,400 shares amounting to $115,500.

Special Warrants Offering

On March 7, 2000, the Company finalized an Agency Agreement with Groome Capital.com Inc. of Canada ("Groome"). Groome agreed to act as the Company's agent to offer in a private placement, primarily in Canada, but also globally -- excluding the United States -- up to 16,363,635 Special Warrants at and for a price of $1.10 per Special Warrant. Each Special Warrant entitles the holder to receive at no cost, one Unit ("Unit"). Each Unit is comprised of one share of common stock of the Company and one warrant ("Warrant"). The Warrant entitles the holder to purchase an additional share of the Company during a term of 24 months at and for a price of $1.60 per share. The Company agreed to pay Groome commissions of 8% of the gross proceeds received by the Company from the sale of the Special Warrants. Groome will also receive as compensation - (a) broker warrants (the "Broker Warrants") equal to 8% of the number of Units sold pursuant to the private placement offering; each Broker Warrant provides Groome with the option to purchase one share of the Company's common stock, exercisable at $1.10 per share, for a period of 24 months following the date of closing of the offering; and (b) an option to purchase an additional 250,000 shares of common stock of the Company, exercisable at a price of $0.60 per share, for a period of 24 months following the date of closing of the offering.

On March 31, 2000, the closing of the sale of the first portion of the Special Warrants the Company had received $7,219,036, net of $781,927 of offering costs from the sale of 7,273,602 Special Warrants. On April 7, 2000, the closing of the sale of a second portion of the Special Warrants occurred, and on April 20, 2000, the closing of the sale of the final portion of the Special Warrants occurred. The total net proceeds received by the Company from the Sale of Special Warrants was approximately $12,205,000. The total number of Special Warrants sold by the Company was 13,780,838.

As part of this offering, the Company agreed to hold 12.5% of the gross proceeds ($1,000,120) from the sale of the Special Warrants, together with any interest earned therefrom, in escrow until the date on which the last receipt in respect of the Prospectus is issued by the regulatory authorities in the jurisdictions where a Prospectus will have been filed.

In the event that (i) a receipt has not been issued by each of the regulatory authorities in the jurisdictions in respect to the final Prospectus qualifying the securities for distribution in the jurisdiction, and (ii) the securities have not been registered under the Securities Act on or before the date which is 180 days following the initial closing of the offering (March 31, 2000) each investor in the offering may elect to have returned to them, out of the escrowed funds, 12.5% of their original investment in exchange for 12.5% of the units they previously acquired. In the event that the Final Prospectus is not received on or before 150 days after the closing date, any Special Warrant which has not been exercised shall be entitled to receive 1.1 units on the exercise of each such Special Warrant for no additional consideration. The Company has recorded these escrowed funds as restricted cash in the balance sheet.

Reserved shares

The Company intends to issue in escrow 14,000,000 shares of the Company's common stock for no cash consideration, which will be released in four tranches, conditional upon the Company's operations reaching a series of performance targets. The targets envisioned pertain to achieving levels of operations defined by reference to the degree of development of the operating network and cumulative net sales. The recipients of these escrowed performance shares will include directors, executive officers, non-executive officers and individuals providing services to the Company.

At March 31, 2000, no part of the network was operational and no revenues had been generated, and as such no shares were issuable. Reservation of these shares and their issue is dependent upon receiving shareholder approval of an amendment to the Company's Articles of Incorporation in order to increase the number of authorized common shares.

5.       Related party transactions.

During the three months ended March 31, 2000 the Company incurred costs for management services provided by companies in which certain directors of the Company have a controlling interest and incurred consulting fees to certain directors of the Company totaling $50,000. The Company incurred no such costs during the three months ended March 31, 1999.

At March 31, 2000, the following balances with companies controlled by certain officers and/or directors were outstanding. They are payable on a current basis.

Amounts due related parties at March 31, 2000 and December 31, 1999 consist of the following:

                                            March 31,  December 31,
                                              2000        1999
                                              ----        ----

Access International Capital Corporation   $   100     $   100
AXON Management ........................    86,670      74,670
Independent Management Consultants of BC     3,750       3,225
Fraser Leishman ........................      --         6,000
Management Services of Arizona .........     6,375       8,000
                                           -------     -------
                                           $96,895     $91,995
                                           =======     =======

Grant Thornton LLP
Chartered Accountants
Management Consultants

Canadian Member Firm of
Grant Thornton International

         Independent Auditors' Report on the Financial Statements

         To the Shareholders of
         ePHONE Telecom, Inc.

         We have audited the balance sheet of ePHONE Telecom, Inc. (formerly IFB Corp.) (a Development Stage Company) as at December 31, 1999 and the statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

         In our opinion, these financial statements present fairly, in all material respects, the financial position of ePHONE Telecom, Inc. as at December 31, 1999 and the results of its operations and its cash flows for the year then ended in accordance with generally accepted accounting principles in the United States of America.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no established source of revenue and is dependent on its ability to raise substantial amounts of equity funds. This raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         The financial statements as at December 31, 1998 and for the period from inception to December 31, 1998 were audited by a certified public accountant who expressed an opinion on those statements in his report dated July 16, 1999 which included an emphasis paragraph with respect to issues raising substantial doubt about the Company's ability to continue as a going concern.

Kelowna, Canada
April 11, 2000                                             Chartered Accountants
ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Balance Sheet

December 31                                              1999           1998
                                                     -----------    -----------
Assets
Current

   Cash ...........................................  $    82,747
   Equipment purchase advances ....................      269,200
                                                     -----------
                                                         351,947

Capital assets (Note 4) ...........................      125,474    $     4,875
                                                     -----------    -----------
                                                     $   477,421    $     4,875
                                                     ===========    ===========

Liabilities

Current

   Accounts payable ...............................  $   282,899    $    11,073
   Accrued liabilities ............................      332,000
   Due to related parties .........................       91,995         12,046
                                                     -----------    -----------
                                                         706,894         23,119
                                                     -----------    -----------
Stockholders' Equity

Capital stock (Note 5) ............................       13,171          1,000
   Authorized:
       50,000,000 common shares of $0.001 par value
   Issued:
       12,000,000 shares (1998: 1,000,000)
Additional paid-in capital ........................      499,125
Stock subscriptions for 1,170,667 shares ..........      876,829
Deficit accumulated during the development stage ..   (1,618,598)       (19,244)
                                                     -----------    -----------
                                                        (229,473)       (18,244)
                                                     -----------    -----------
                                                     $   477,421    $     4,875
                                                     ===========    ===========


Contingency (Note 7)


               See accompanying notes to the financial statements.

ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Statement of Operations

                                                       For the          For the            For the
                                                     period from         year            period from
                                                    inception to         ended          inception to
                                                     December 31      December 31        December 31
                                                        1999             1999               1998
                                                   -------------     -------------       ------------
Bank charges                                       $      11,066     $       8,550       $      2,516
Communication                                             16,623            16,623
Consulting fees                                          542,625           542,625
Depreciation                                              32,072            31,530                542
Management services                                      383,000           383,000
Market development                                       211,879           210,889                990
Office                                                    38,505            38,355                150
Professional fees                                         96,338            81,695             14,643
Regulatory costs                                           3,735             3,735
Rent                                                      95,766            95,766
Travel                                                   178,989           178,586                403
                                                   -------------     -------------       ------------
Total expenses                                         1,610,589         1,591,354             19,244
                                                   -------------     -------------       ------------
Net loss                                           $  (1,610,598)    $  (1,591,354)      $    (19,244)
                                                   =============     =============       ============
Weighted average number

   of shares outstanding                               5,198,646        11,027,473          1,000,000
                                                   =============     =============       ============
Loss per share - basic and diluted                 $       (0.29)    $       (0.14)      $      (0.02)
                                                   =============     =============       ============







               See accompanying notes to the financial statements.

ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Statement of Cash Flows

                                                      For the         For the             For the
                                                    period from        year             period from
                                                   inception to        ended           inception to
                                                    December 31,    December 31,        December 31,
                                                       1999            1999                1998
                                                   -------------     -------------       ------------
Cash flows derived from

   Operating Activities

       Net loss                                    $  (1,610,598)    $  (1,591,354)      $    (19,244)
       Depreciation                                       32,072            31,530                542
       Stock issued for services rendered                  1,000                                1,000
       Stock option benefits charged
           to operations                                 402,125           402,125
       Changes in non-cash operating
           working capital
           Accounts payable                              282,899           271,826             11,073
           Accrued liabilities                           332,000           332,000
                                                   -------------     -------------       ------------
                                                        (560,502)         (553,873)            (6,629)
                                                   -------------     -------------       ------------
   Financing Activities

       Capital stock issued for cash, net                100,000           100,000
       Capital stock subscriptions received              878,000           878,000
       Advances from related parties                      91,995            79,949             12,046
                                                   -------------     -------------       ------------
                                                       1,069,995         1,057,949             12,046
                                                   -------------     -------------       ------------
   Investing Activities

       Capital assets                                   (157,546)         (152,129)            (5,417)
       Equipment purchase advances                      (269,200)         (269,200)
                                                   -------------     -------------       ------------
                                                        (426,746)         (421,329)            (5,417)
                                                   -------------     -------------       ------------
Cash, end of period                                $      82,747     $      82,747              Nil
                                                   =============     =============       ============

Non-cash activities not included in cash flows

   Additional paid-in capital resulting from
   stock option benefits charged to operations     $     402,125      $    402,125

   Stock issued for services rendered              $       1,000                         $      1,000





               See accompanying notes to the financial statements.

ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Statement of Stockholders' Equity

From the date of incorporation to December 31, 1999


                                 Common Shares           Additional
                                                          Paid-In
                             Shares        Amount         Capital          Deficit        Total
                           ----------   -----------     -----------     ------------   -------------
Common stock
   issued by offering
   at $0.001 per share      1,000,000   $     1,000                                    $       1,000

Net loss for the period
   from inception to
   December 31, 1998                                                    $    (19,244)        (19,244)
                           ----------   -----------     -----------     ------------   -------------
Balance,
   December 31, 1998        1,000,000         1,000                          (19,244)        (18,244)

Common stock
   issued for cash          3,000,000         3,000     $    97,000                          100,000

Stock Dividend              8,000,000         8,000                           (8,000)              0

Market value of
   options issued
   to non-employees                                         402,125                          402,125

Net loss
   for the year ended
   December 31, 1999                                                      (1,591,354)     (1,591,354)
                           ----------   -----------     -----------     ------------   -------------
Issued capital stock,
   December 31, 1999       12,000,000        12,000         499,125       (1,618,598)     (1,509,598)

Stock subscribed for
   but not yet issued
   at $0.75 per share       1,170,667         1,171         876,829                          878,000
                           ----------   -----------     -----------     ------------   -------------
Balance,
   December 31, 1999       13,170,667   $    13,171     $ 1,375,954     $ (1,618,598)    $  (229,473)
                           ==========   ===========     ===========     ============     ===========


               See accompanying notes to the financial statements.

ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Notes to the Financial Statements

December 31, 1999


1.   Operations and going concern

The Company was incorporated as IRA Fund Brokers Corp. under the laws of the State of Florida on May 3, 1996 to engage in the business of global telecommunications. On April 6, 1998, the Company changed its name to IFB Corp. and to ePHONE Telecom, Inc. on March 22, 1999. The Company was inactive until 1998.

The Company has not yet commenced its planned principal operations and it has not yet earned any revenue.

The Company's current operational focus is to build a world-wide Internet Protocol (IP) network and to use that network to deliver a range of telecommunications services to the end user. Management is devoting substantially all the resources of the company to marketing and developing this technology. This development and marketing will require cash significantly in excess of its current resources. The ability of the Company to develop and market this technology is dependent on the Company's ability to obtain adequate financing, develop a commercial saleable technology and to achieve profitable operation.

2.   Summary of significant accounting policies

These financial statements are presented in U.S. dollars and in accordance with accounting principles generally accepted in the United States.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Capital assets

Capital assets are recorded at cost less accumulated depreciation. Depreciation is recorded on the straight line method at the following rates:

             Computer hardware                                  3 years
             Telecommunications equipment                     2.5 years
ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Notes to the Financial Statements

December 31, 1999


2.   Summary of significant accounting policies (Continued)

Financial instruments

The Company has various financial instruments that include cash, payables and amounts due to related parties. It was not practicable to estimate the fair value of the amounts due to related parties. The carrying values of other financial instruments approximate their fair value.

Deferred income taxes

Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets or liabilities are determined by applying presently enacted tax rates and laws. A valuation allowance is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Equity transactions (or stock options)

The Company accounts for stock options under SFAS No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board
(APB) Opinion 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company's employee stock option plans are accounted for under APB Opinion 25.

3.   Related party transactions

The Company had the following transactions, recorded at their exchange amount, with related parties:

a) Incurred $383,000 (1998: Nil) for management services provided by companies in which certain directors have a controlling interest.
b) Paid consulting fees of $117,000 (1998: Nil) to certain directors of the Company.

ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Notes to the Financial Statements

December 31, 1999


3.   Related party transactions (Continued)

At December 31, 1999 the following balances with companies controlled by certain officers and/or directors were outstanding:

         Due to Access International Capital Corporation       $        100
         Due to AXON Management                                      74,670
         Due to Independent Management Consultants of BC              3,225
         Due to Fraser Leishman                                       6,000
         Due to Management Services of Arizona                        8,000

There are no fixed terms of repayment


4.   Capital assets                                                        1999               1998
                                                                           ----               ----

                                                      Accumulated           Net                Net
                                        Cost         Depreciation       Book Value         Book Value
                                   ------------     ------------      ------------       ------------
Computer hardware                  $     19,820     $      4,527      $     15,293       $      4,875
Telecommunications
   equipment                            137,726           27,545           110,181
                                   ------------     ------------      ------------       ------------
                                   $    157,546     $     32,072      $    125,474       $      4,875


5.   Capital stock

Private placement

The Company has agreed to issue 1,350,000 shares at $0.75 per share to certain private investors (including some of the directors and officers) pursuant to a Regulation S private placement. These shares to be issued include a warrant to purchase a further 1,350,000 shares at $1.25 per share. These shares are subject to a one year hold. As at December 31, 1999, subscriptions had been received for 1,170,667 for $878,000. Subsequent to December 31, 1999, the remaining 179,333 shares were subscribed for $134,500.

Stock options

The Company has granted 2,250,000 options to purchase common stock at $0.50 per share to directors and officers of the company.

ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Notes to the Financial Statements

December 31, 1999


5.   Capital stock (Continued)

Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net loss and loss per share of common stock would have been reduced to the pro forma amounts indicated below:

                                                   For the year ended
                                                   December 31, 1999

     Net loss                               As reported        $ (1,591,354)
                                            Pro forma            (2,315,179)

     Loss per share of common stock         As reported        $     (0.14)
                                            Pro forma                (0.21)

The company has also granted 1,250,000 options to purchase common stock at $0.50 per share to consultants. The company recorded $402,125 in consulting expense for the year ended December 31, 1999, which is equal to the fair value of the options.

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 1999: dividend yield of 0%, expected volatility of 98%, the risk free interest rate of 5.64% for 1999, and expected lives of 3 years for the options.

A summary as of December 31, 1999 is presented below:

                                                                              Weighted Average
                                                               Shares          Exercise Price
                                                              ---------          ----------
     Outstanding, beginning of year
         Granted                                              3,500,000            $   0.50
         Exercised
         Forfeited
                                                              ---------          ----------
     Outstanding, end of year                                 3,500,000          $     0.50
                                                              ---------          ----------
     Options exercisable at year-end                          3,500,000          $     0.50
                                                              =========          ==========
     Weighted average fair value of
         Options granted during year                                             $     0.32
                                                                                 ==========
     Weighted average remaining

         contractual life (years)                                                      2.50
                                                                                 ==========

ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Notes to the Financial Statements

December 31, 1999

5.   Capital stock (Continued)

Reserved shares

The  Company  intends  to  issue  in  escrow   14,000,000  shares  for  no  cash
consideration, which will be released in four tranches, conditional upon the company's operations reaching a series of performance targets. The targets envisioned pertain to achieving levels of operations defined by reference to the degree of development of the operating network and cumulative net sales. The recipients of these escrowed performance shares will include directors, executive officers, non-executive officers and individuals providing services to the company.

At December 31, 1999 no part of the network was operational and no revenues had been generated, and as such no shares were issuable. Reservation of these shares and their issue is dependent upon finalizing an agreement and receiving board approval, and upon receiving shareholder approval of an amendment to the Company's Articles of Incorporation in order to increase the number of authorized common shares.

6.   Income taxes

The potential tax benefits of the losses carried forward are offset by a valuation allowance of the same amount as there is substantial uncertainty that the losses carried forward will be utilized before their expiry.

7    Contingency

The Company is involved in arbitration relating to the termination of the former President and Chief Operating Officer. The claim against the company is for the issue of 1,500,000 common shares and 500,000 options to purchase common stock at $0.50 per share. Management does not anticipate that the outcome will have a material impact on earnings or financial position.

ePHONE Telecom, Inc.
(Formerly IFB Corp.)

(a Development Stage Company)
Notes to the Financial Statements

December 31, 1999

8.   Subsequent events

1) Subsequent to December 31, 1999, the Company issued 7,851,239 Special Warrants at $1.10 for total cash consideration of $8,636,363. The cash consideration to be received will be reduced by an 8% agent's commission of $690,909. Also 12.5% of the funds raised or $1,079,545 will be held in trust until the Company meets its obligation to commence trading of shares. In addition to the 8% commission the agent has been granted a 24 month option to purchase 250,000 common shares exercisable at $1.60 per share.

     Each Special Warrant is exchangeable for one share in the capital stock of the Company and one additional warrant to purchase one further share of the Company at $1.60 per share until March 31, 2002.

2) Subsequent to December 31, 1999, the Company formed a strategic alliance with Array Telecom Corporation and Comdial Corporation. The Company paid $2,650,000 for Array Telecom Corporation's capital assets and access to technology and signed a license agreement to pay a further $2,180,000 for technology over the next 5 years with $180,000 due in the first year and $500,000 in each of the next four years. Additional royalty payments will be payable to the extent that 2% of gross sales as defined in the agreement exceed these further payments for technology. As part of the arrangement, the company has agreed to pay compensation of $350,000 to employees of Array Telecom Corporation as compensation for benefits forfeited by them as a result of the creation of the strategic alliance.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

    Florida Business Corporation Act

        Subsection (1) of Section 607.0850 of the Florida Business Corporation Act, referred to herein as the BCA, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Subsection (2) of Section 607.0850 of the BCA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        BCA Section 607.0850 further provides that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in the capacities set forth above, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

   Who we indemnify

        ePHONE's Articles of Incorporation and Bylaws state that ePHONE may provide for the indemnification of any director, officer, employee, agent or other controlling person of ePHONE affecting his or her liability in such capacity.

        As of the date hereof, ePHONE has not agreed to grant indemnification to any person pursuant to the foregoing statutory provisions.

    Indemnification against public policy

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

        The foregoing is only a general summary of certain aspects of Florida law and the provisions of the ePHONE Articles of Incorporation and Bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by references to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made, and accordingly are incorporated herein by reference IN the ePHONE Articles of Incorporation and Bylaws, which are incorporated herein by reference.

Item 25.  Other Expenses of Issuance and Distribution.

Registration fee $10,545.00
Legal fees and expenses $*
Accounting fees and expenses $*
Printing and related expenses $*
Miscellaneous $*

TOTAL $*
-----
*To be filed by amendment

        With the exception of the SEC registration fee, all of the expenses listed above are estimated. All of these expenses will be paid by ePHONE Telecom, Inc.

Item 26.  Recent Sales of Unregistered Securities.

        ePHONE has, in the past 3 years, sold securities without registering the securities under the Securities Act of 1933, as follows:

        Effective March 1, 1999, we issued 1,000,000 shares of our Common Stock for a price of $0.001 per share - being a total of $1,000 - to 8 purchasers none of whom were related to ePHONE or its directors or officers;

        Effective April 1, 1999, we issued 3,000,000 shares of our Common Stock for a price of $0.045 per share - for a total of $135,000 - to a total of 20 purchasers who included the 8 purchasers of the shares described above -- none of whom were otherwise related to ePHONE or our directors or officers.

        All of the shares referred to above have since been split on a 1:3 basis so that they have become a total of 12,000,000 issued shares.

        Effective November 3, 1999, we made private sales of 1,350,000 shares of Common Stock, at a price of $0.75 per share, for proceeds of $1,012,500, pursuant to U.S. Securities Regulation S. Each share has attached to it a detachable Warrant entitling the holder to purchase one additional share of Common Stock for a price of $1.25 per share. All of the sales were made to existing shareholders, friends or business acquaintances of directors or officers, or companies controlled by acquaintances of directors or officers of ePHONE.

        All of the sales described were made directly by ePHONE and not through the use of underwriters. No underwriting discounts or commissions were paid with respect to any of the sales - all of which were made for cash at the prices designated above. None of the shares were offered publicly. All of the sales were made to persons who are not U.S. persons (within the meaning of Regulation
S) outside of the United States without registration under the Securities Act in reliance on Regulation S under the Securities Act.

        ePHONE granted, effective June 7, 1999, share purchase incentive options to 11 directors, executive officers, non-executive officers and individuals providing service to ePHONE entitling them to purchase up to an aggregate total of 3,500,000 shares of ePHONE exercisable at $0.50 per share on or before June 30, 2002. Charles Yang was granted options on 500,000 shares of Common Stock in the agreement with him described in "Certain Relationships and Related Transactions." None of the options has been exercised. No cash consideration was received by ePHONE for the granting of the options. Rather, the options were granted to the individuals in anticipation of them providing, and continuing to provide, services to ePHONE. The services expected to be provided to ePHONE by the 7 directors and officers who received options are the services that, while not defined, are those which would normally be provided pursuant to the various positions held. The other 4 optionees are individuals who are currently providing services to ePHONE on a contract basis ranging from, and consisting primarily of, business consulting, shareholder and public relations, book-keeping and secretarial services. As the shares of ePHONE are publicly traded in the area of approximately $2.00 per share on the date of the grant of the options, it could be considered that they had a monetary value of approximately $1.50 per optioned share at the time of being granted.

        The options described above were granted without registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 701 under the Securities Act. Options having an aggregate exercise price of $1,962,500 to purchase a total of 3,925,000 shares of ePHONE's common stock were granted in reliance on Section 4(2) of the Securities Act. The nine persons granted options in reliance on Section 4(2) of the Securities Act would have qualified as "accredited investors" within the meaning of Regulation D under the Securities Act by virtue of being executive officers or directors of ePHONE and/or by virtue of satisfying the applicable income and/or net worth thresholds. Options having an aggregate exercise price of $37,500 to purchase a total of 75,000 shares of ePHONE's common stock were granted to two individuals in reliance on Rule 701 under the Securities Act. All 11 optionees were involved in the preparation of ePHONE's initial business plan and were given access to all available information regarding ePHONE, including all information being used to prepare ePHONE's business plan.

        On March 31, 2000,  April 10, 2000 and April 20, 2000 we sold 13,780,837 special warrants to investors outside of the United States pursuant to Regulation S under the Securities Act. Each special warrant was purchased for $1.10, and each special warrant when exercised entitles the holder to one share of common stock for no additional consideration and one purchase warrant to purchase an additional share of common stock for $1.60. Holders of special warrants are entitled to receive up to 13,780,837 shares of common stock in the aggregate upon exercise of the special warrants and up to an additional 13,780,837 shares of common stock in the aggregate upon exercise of the purchase warrants. The purchase warrants expire on March 31, 2002. The total proceeds received by ePHONE from the sale of special warrants was $15,158,920, of which $1,894,865 has been placed in escrow pending the satisfaction of certain conditions to its release. GroomeCapital.com Inc. acted as agent for ePHONE in connection with the sale of the special warrants. For its services, Groome received cash compensation of $1,042,768. Groome also received warrants to purchase 889,251 shares of ePHONE common stock at an exercise price of $1.10 per share and options to purchase 250,000 shares of common stock at an exercise price of $0.60 per share. These options and warrants are immediately exercisable and expire on March 31, 2002.

        As partial consideration for services rendered under a consulting agreement entered into on May 24, 2000, pursuant to Regulation S under the Securities Act, we granted Sobois-Livert Investment Corporation warrants to purchase 488,833 shares of common stock at $1.10 per share and 250,000 warrants to purchase shares of common stock at $0.60 per share. These warrants and options expire on May 24, 2002.

        On May 9, 2000, we granted 345,000 shares of common stock to Cornwall Management Ltd. as partial consideration for services to be rendered under a consulting agreement. These shares were issued to Cornwall pursuant to Section 4(2) of the Securities Act.

Item 27.  Exhibits.

        The following exhibits are filed herewith or incorporated herein by reference.

Exhibit
Number         Description
------         -----------
3.1      --    Articles of Incorporation (1)

3.2      --    Amendment to Articles of Incorporation (1)

3.3      --    Bylaws (1)

5.1      --    Opinion of Arnold & Porter regarding the validity of the common stock (including consent).*

10.1     --    Engagement Agreement dated July 8,1999 of Charles Yang (1)

10.2     --    Specimen of form of Option Incentive Agreement (1)

10.3     --    Agreement in Principle dated October 22, 1999 with Saigon Post and Telecommunications Corp. (2)

10.4     --    Agency Agreement dated as of March 16, 2000 between
               ePHONE and Groome Capital.com, Inc. (3)

10.5     --    Strategic Alliance Agreement dated as of March 31, 2000 between
               ePHONE and Comdial Corporation (4)

10.6     --    License Agreement dated as of March 31, 2000 between
               ePHONE, Array Telecom Corp. and Comdial Corporation (4)

10.7     --    ePHONE Telecom, Inc. 2000 Long-Term Incentive Plan (filed
               herewith)

10.8     --    Strategic Alliance Agreement between ePHONE and 7Bridges
               Systems, Inc. dated as of July 7, 2000. (filed herewith)

23.1     --    Consent of Grant Thornton, LLP. (filed herewith)

23.2     --    Consent of Barry L. Friedman, P.C. (filed herewith)

23.3     --    Consent of Arnold & Porter (contained in their opinion included as Exhibit 5.1)*

24.1     --    Power of Attorney (included on the signature page hereto).

27.1     --    Financial Data Schedule. (filed herewith)

_____________

(1) Previously filed as an exhibit to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on October 15, 1999.

(2) Previously filed as an exhibit to Amendment No. 2 to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on January 5, 2000.

(3) Previously filed as an exhibit to Amendment No. 5 to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on June 5, 2000.

(4) Previously filed as an exhibit to ePHONE's Form 8-K, filed with the Securities and Exchange Commission on April 17, 2000.

*To be filed by amendment.

Item 28.  Undertakings

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, this 9th day of August, 2000.

                                                ePHONE TELECOM, INC.

                                                By: /s/ ROW ZADEH
                                                -----------------------------
                                                Row Zadeh
                                                Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 9th day of August, 2000.


                                                By: /s/ Bahram Ossivand
                                                -----------------------------
                                                Bahram Ossivand
                                                Chief Financial Officer and
                                                Director

                                                By: /s/ John Fraser
                                                -----------------------------
                                                John Fraser
                                                Director

                                                By: /s/ Robert G. Clarke
                                                -----------------------------
                                                Robert G. Clarke
                                                Director

                                                By: /s/ Hans van Yzeren
                                                -----------------------------
                                                Hans van Yzeren
                                                Director

                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the undersigned director and/or officer of ePHONE Telecom, Inc., a corporation organized under the laws of the State of Florida (the "Corporation"), hereby constitutes and appoints Row Zadeh, Bahram Ossivand and Paul Freshour, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and to affix his or her seal to and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) a Registration Statement on Form SB-2 (or any other appropriate form), and any and all amendments (including post-effective amendments) thereto, with all exhibits and any and all documents required to be filed with respect thereto, relating to the registration under the Securities Act of 1933, as amended, of shares of the Corporation's common stock, par value $0.001 per share, granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

           IN WITNESS WHEREOF, the undersigned director and/or officer has hereunto set his or her hand as of the date specified.

Signature                 Title                         Date
---------                 -----                         ----
/s/ Hans van Yzeren       Director                 August 9, 2000
 ------------------------
    Hans van Yzeren

/s/ Robert G. Clarke      Director                 August 9, 2000
 ------------------------
    Robert G. Clarke

/s/ John G. Fraser        Director                 August 9, 2000
 ------------------------
    John G. Fraser

/s/ Row Zadeh             Attorney-in-fact         August 9, 2000
 ------------------------
    Row Zadeh

                                INDEX TO EXHIBITS

Exhibit
Number         Description
-------        -----------
3.1      --    Articles of Incorporation (1)

3.2      --    Amendment to Articles of Incorporation (1)

3.3      --    Bylaws (1)

5.1      --    Opinion of Arnold & Porter regarding the validity of the common stock (including consent).*

10.1     --    Engagement Agreement dated July 8,1999 of Charles Yang (1)

10.2     --    Specimen of form of Option Incentive Agreement (1)

10.3     --    Agreement in Principle dated October 22, 1999 with Saigon Post and Telecommunications Corp. (2)

10.4     --    Agency Agreement dated as of March 16, 2000 between
               ePHONE and Groome Capital.com, Inc. (3)

10.5     --    Strategic Alliance Agreement dated as of March 31, 2000 between
               ePHONE and Comdial Corporation (4)

10.6     --    License Agreement dated as of March 31, 2000 between
               ePHONE, Array Telecom Corp. and Comdial Corporation (4)

10.7     --    ePHONE Telecom, Inc. 2000 Long-Term Incentive Plan (filed
               herewith)

10.8     --    Strategic Alliance Agreement between ePHONE and 7Bridges
               Systems, Inc. dated as of July 7, 2000. (filed herewith)

23.1     --    Consent of Grant Thornton, LLP. (filed herewith)

23.2     --    Consent of Barry L. Friedman, P.C. (filed herewith)

23.3     --    Consent of Arnold & Porter (contained in their opinion included as Exhibit 5.1)*

24.1     --    Power of Attorney (included on the signature page hereto).

27.1     --    Financial Data Schedule. (filed herewith)
--------------

(1) Previously filed as an exhibit to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on October 15, 1999

(2) Previously filed as an exhibit to Amendment No. 2 to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on January 5, 2000.

(3) Previously filed as an exhibit to Amendment No. 5 to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on June 5, 2000.

(4) Previously filed as an exhibit to ePHONE's Form 8-K, filed with the Securities and Exchange Commission on April 17, 2000.

*To be filed by amendment.